UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

email: investor@amedisys.com

April 27, 2012

Dear Fellow Stockholder:

You are cordially invited to our 2012 Annual Meeting of Stockholders on Thursday, June 7, 2012 at 12:00 p.m., Central Daylight Savings Time, at our corporate office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. We look forward to updating you on new developments at Amedisys.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) accessing the Internet website specified on your proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided (which is postage prepaid if mailed in the United States) in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Amedisys is committed to leading a patient-centered health care revolution by providing state-of-the-art, innovative health care at home. This means rethinking how America views aging and health issues related to growing older. It requires a monumental shift, from different providers managing one disease at a time in a vacuum, to managing a patient’s disease process—through communication, technology, care transition and education—from the very beginning of one disease through subsequent age-related illnesses and through the end of life. We believe we are well-positioned to provide this comprehensive, patient-centered care through our nationwide care network and the technological capability to link patients, doctors, pharmacists and caregivers—improving patient outcomes, reducing costs and keeping our loved ones where they want to be: at home, enjoying life.

We believe that our continued focus on our vision, mission and strategy will bring even more opportunity for us and our stockholders:

Our Vision: To be the premier home health and hospice care company in the communities we serve.

Our Mission: To provide cost-efficient, quality health care services to the patients entrusted to our care.

Our Strategy: To focus on operational efficiency, clinical excellence, and differentiated growth.

Sincerely,

William F. Borne
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 7, 2012: The Proxy Statement and 2011 Annual Report to Stockholders are available at www.proxyvote.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 7, 2012
Time:	12:00 p.m., Central Daylight Savings Time
Place:	Amedisys, Inc. Corporate Headquarters, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816

Proposals:

1.	To elect the six director nominees identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2013 Annual Meeting of the Company’s stockholders or upon his successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012.

3.	To approve an amendment to the Company’s Employee Stock Purchase Plan that would increase the number of shares of common stock authorized for issuance under the plan from 2,500,000 shares to 4,500,000 shares.

4.	To approve an amendment to the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 1,862,459 shares to 3,962,459 shares.

5.	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say-on-pay” vote).

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Stockholders of record at the close of business on April 13, 2012 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival to the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne
Chairman and Chief Executive Officer

April 27, 2012

YOUR VOTE IS IMPORTANT

Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated.

If you hold shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominee can only vote your shares on certain limited matters. It is important that you provide voting instructions because brokers, banks and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 7, 2012

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

AND THE ANNUAL MEETING

Q:	What is this document?

A:	This document is the Proxy Statement of Amedisys, Inc. that is being furnished to stockholders in connection with our Annual Meeting of stockholders to be held on Thursday, June 7, 2012 at 12:00 p.m. Central Daylight Savings Time (the “Meeting”). A proxy card is also being furnished with this document.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why am I receiving these materials?

A:	You are receiving this document because you were one of our stockholders on April 13, 2012, the record date for the Meeting. We are sending this Proxy Statement and a proxy card to you in order to solicit your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Annual Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing this Proxy Statement and the accompanying proxy on or about April 27, 2012.

Q:	Who may vote at the Meeting?

A:	We have fixed the close of business on April 13, 2012, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 30,757,948 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 13, 2012 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are five proposals to be considered and voted on at the Meeting:

(1)	To elect the six director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2013 Annual Meeting of Stockholders or upon his successor being elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2012;

(3)	To approve an amendment to the Company’s Employee Stock Purchase Plan that would increase the number of shares of common stock authorized for issuance under the plan from 2,500,000 shares to 4,500,000 shares;

(4)	To approve an amendment to the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 1,862,459 shares to 3,962,459 shares; and

(5)	To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“say-on-pay” vote).

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What are my choices when voting on the election of the six director nominees identified in this Proxy Statement, and what vote is needed to elect directors to the Board of Directors?

A:	In regards to the vote on the election of the six director nominees identified in this Proxy Statement to serve until the 2013 Annual Meeting of Stockholders or upon his successor being elected and qualified, stockholders may:

•	vote in favor of all director nominees;

•	vote in favor of specific director nominees; or

•	vote against all director nominees.

Directors are elected by a plurality of the votes cast at the Meeting. As a result, the six directors receiving the highest number of “FOR” votes will be elected as directors. For additional information, please see the discussion beginning on page 9 of this Proxy Statement.

Q:	What are my choices when voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012, and what vote is needed to ratify their appointment?

A:	In regards to the vote on the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2012, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2012. For additional information, please see the discussion beginning on page 19 of this Proxy Statement.

Q:	What are my choices when voting on the amendment to the Company’s Employee Stock Purchase Plan would increase the number of shares of common stock authorized for issuance under the plan from 2,500,000 shares to 4,500,000 shares, and what vote is needed to ratify the amendment?

A:	In regards to the proposed amendment to the Company’s Employee Stock Purchase Plan that would increase the number of shares of common stock authorized for issuance under the plan from 2,500,000 shares to 4,500,000 shares, stockholders may:

•	vote in favor of the amendment;

•	vote against the amendment; or

•	abstain from voting on the amendment.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposed amendment. For additional information, please see the discussion beginning on page 22 of this Proxy Statement.

Q:	What are my choices when voting on the amendment to the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 1,862,459 shares to 3,962,459 shares, and what vote is needed to ratify the amendment?

A:	In regards to the proposed amendment to the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 1,862,459 shares to 3,962,459 shares, stockholders may:

•	vote in favor of the amendment;

•	vote against the amendment; or

•	abstain from voting on the amendment.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposed amendment. For additional information, please see the discussion beginning on page 25 of this Proxy Statement.

Q:	What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	In regards to the advisory (non-binding) proposal on the compensation paid to our Named Executive Officers, stockholders may:

•	vote in favor of the advisory say-on-pay proposal;

•	vote against the advisory say-on-pay proposal; or

•	abstain from voting on the advisory say-on-pay proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the say-on-pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion beginning on page 38 of this Proxy Statement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the six nominees to our Board of Directors identified in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2012;

•	“FOR” the amendment to our Employee Stock Purchase Plan that would increase the number of shares of common stock authorized for issuance under the plan from 2,500,000 shares to 4,500,000 shares;

•

“FOR” the amendment to our 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 1,862,459 shares to 3,962,459 shares; and

•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say-on-pay”).

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2011 Annual Report to Stockholders is available for download free-of-charge at www.proxyvote.com.

Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding our Company is routinely posted on and accessible on the Investor Relations subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our Company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations subpage of our website.

In addition, we make available on the Investor Relations subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation, Nominating and Corporate Governance and Quality of Care Committees of our Board of Directors are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes?”

A:	On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2012 is considered a “routine” matter.

Under applicable stock exchange rules: (i) the election of directors, (ii) the approval of an amendment to our Employee Stock Purchase Plan to increase the number of shares of common stock issuable under the plan, (iii) the approval of an amendment to our 2008 Omnibus Incentive Compensation Plan to increase the number of shares of common stock issuable under the plan and (iv) the advisory (non-binding) vote on the compensation of our Named Executive Officers (“say-on-pay” vote) are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on the election of directors, on the proposed amendment to our Employee Stock Purchase Plan to increase the number of shares of common stock issuable under the plan, on the proposed amendment to our 2008 Omnibus Incentive Compensation Plan to increase the number of shares of common stock issuable under the plan, and on the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say-on-pay”) without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.

Q:	What if I abstain from voting?

A:	You have the option to “ABSTAIN” from voting with respect to (i) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012, (ii) the proposed amendment to our Employee Stock Purchase Plan to increase the number of shares of common stock issuable under the plan, (iii) the proposed amendment to our 2008 Omnibus Incentive Compensation Plan to increase the number of shares of common stock issuable under the plan and (iv) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say-on-pay”). Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.

Q:	How will my shares be voted if I return my proxy card? What if I return my proxy card but do not provide voting instructions?

A:	Our Board of Directors has named William F. Borne, our Chief Executive Officer and Chairman of the Board, and Ronald A. LaBorde, our President and Chief Financial Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012; “FOR” THE PROPOSED AMENDMENT TO OUR EMPLOYEE STOCK PURCHASE PLAN THAT WOULD INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 2,500,000 SHARES TO 4,500,000 SHARES; “FOR” THE PROPOSED AMENDMENT TO OUR 2008 OMNIBUS INCENTIVE COMPENSATION PLAN THAT WOULD INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 1,862,459 SHARES TO 3,962,459 SHARES; AND “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”).

Q:	How do I vote?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If you are a record holder, this Proxy Statement and the accompanying proxy card are being sent to you directly by Broadridge Financial Solutions, Inc. (formerly ADP). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) marking, signing and returning your proxy card promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:	If your shares are held by a broker, bank or other nominee (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:	You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	We will bear the cost of soliciting proxies. We have engaged Georgeson, Inc. to assist with the solicitation of proxies and vote projections for an aggregate fee of approximately $7,500, plus reimbursement of expenses. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:

We will announce preliminary voting results at the Meeting and publish final results on a current report on Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investors” subpage of our website, www.amedisys.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:	If you have any questions about this Proxy Statement or the Meeting, please contact our Director of Investor Relations, Kevin LeBlanc, at 5959 S. Sherwood Forest Blvd, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

Q:	What does it mean if I get more than one proxy form?

A:	You will receive a proxy form for each account that you have. Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer & Trust Company, LLC, online at www.amstock.com or by calling (800) 937-5449.

Q:	Will a list of stockholders entitled to vote at the meeting be available?

A:	In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at our corporate headquarters on June 7, 2012, and will be accessible for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers:

Name	Age	Title
William F. Borne	54	Chief Executive Officer
Ronald A. LaBorde	55	President and Chief Financial Officer
Jeffrey D. Jeter	40	Chief Compliance Officer
Michael O. Fleming, M.D.	61	Chief Medical Officer
David R. Bucey	54	General Counsel and Corporate Secretary

William F. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. He is also the Chairman of the Board for the Alliance for Home Health Quality and Innovation. Additional information regarding Mr. Borne is provided below under “Proposal 1—Election of Directors—Nominees.”

Ronald A. LaBorde is our President (since November 2011) and Chief Financial Officer (since January 2012) and has been a member of our Board of Directors since 1997. He served as our Lead Director from February 2003 until his employment with the Company in November 2011. Additional information regarding Mr. LaBorde is provided below under “Proposal 1—Election of Directors—Nominees.”

Jeffrey D. Jeter has served as our Chief Compliance Officer since March 2004. From April 2001 to March 2004, he served as our Vice President of Compliance/Corporate Counsel. Prior to joining our Company, he served as an Assistant Attorney General for the Louisiana Department of Justice beginning in 1996, where he prosecuted health care fraud and nursing home abuse.

Michael O. Fleming, M.D. joined our Company in September 2009 as our Chief Medical Officer and was appointed an executive officer in October 2009. Dr. Fleming began his medical career in private practice in the late 1970’s with a focus on family medicine. He retired from private practice in 2006, most recently in the position of founder and Managing Partner of Family Practice Associates of Shreveport (d/b/a The Family Doctors). Prior to joining our company in 2009, he provided consulting services to multiple organizations, including Amedisys. He has a Board Certification from the American Board of Family Medicine and has held multiple leadership positions with the American Academy of Family Physicians. He is also currently the Chairman of the Medical Care Advisory Counsel to the Secretary of the Louisiana Department of Health and Hospitals and President of the Louisiana Healthcare Quality Forum.

David R. Bucey joined our Company in June 2008 as our General Counsel and Corporate Secretary and was appointed an executive officer in October 2009. Prior to joining Amedisys, Mr. Bucey served as in-house counsel with The Coca-Cola Company in Atlanta, Georgia beginning in 1994, most recently in the positions of Senior Counsel of Mergers and Acquisitions and Senior Counsel of Transactions and Securities. Prior to his tenure at The Coca-Cola Company, he was a partner in Long, Aldridge & Norman, a major Atlanta law firm (now McKenna, Long & Aldridge).

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors will be determined by our Board of Directors, which has set the maximum number of directors at six persons and which has nominated the six persons named below for election at the Meeting. All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at the Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Board Member Qualifications; Diversity

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience and background of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appears below.

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
William F. Borne	54	1982
Ronald A. LaBorde	55	1997
Jake L. Netterville	74	1997
David R. Pitts	72	1997
Peter Ricchiuti	54	1997
Donald A. Washburn	67	2004

William F. Borne. Mr. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. Mr. Borne has received the following awards: Baton Rouge Business Report’s 1990’s Young Businessperson of the Year and 1990 Entrepreneur of the Year, Forbes magazine 2004 Entrepreneur of the Year, and 2004 Guardian Angel Award from the Caring Institute. In 2008, Mr. Borne was voted as Chairman of the Alliance for Home Health Quality and Innovation. In 2009, Mr. Borne was appointed to Louisiana State University’s E.J. Ourso College of Business Dean’s Advisory Council and inducted into the E.J. Ourso College of Business Hall of Distinction.

Director Qualifications:

•

Extensive Knowledge of the Company’s Business—Mr. Borne founded our Company and has worked for our Company for nearly 30 years. He has a unique understanding of our business and operations and of the broader home health and hospice industries gained through his tenure as our Chairman and Chief Executive Officer.

•

Leadership Experience—Mr. Borne’s leadership has resulted in Amedisys being listed in Inc. Magazine’s 1989 and 1990 lists of the country’s fastest growing companies; being listed on Investors Business Daily’s Top 100 list as the number one investment recommendation in 2004; ranked by Forbes magazine as fourth out of the Top 200 Small Companies in the U.S. in 2004; ranked twelfth out of the Top 200 Small Companies in the U.S. in 2005; ranked the fourth best stock of the decade by CNBC on MSN Money in 2005; ranked by Forbes magazine as fifty-fifth out of the Top 200 Small Companies in the U.S. in 2006; ranked by BusinessWeek online as twenty-fourth on its list of 100 Hot Growth Companies in 2006; ranked by Fortune magazine as seventh on its list of 100 Fastest-Growing Companies in 2006; ranked by BusinessWeek online as sixty-fifth on its list of 100 Hot Growth Companies in 2007; ranked by Forbes magazine as thirty-second out of the Top 200 Small Companies in the U.S. in 2007; named Outstanding Employer or Facility of the Year (other than hospital) by the Louisiana State Nurses Association Foundation in 2008; ranked by TheStreet.com as a top five fast-growth stock in 2008; ranked by Forbes magazine as eightieth on the List of 100 Fastest-Growing Companies and ninth on its list of Best Mid-Cap Stocks in America in 2009, and second on its list of 10 Best Stocks for 2010, published in December 2009. Mr. Borne is a recognized leader in health care delivery for the elderly, serving on The Wall Street Journal CEO Panel on Health Care Transformation.

Ronald A. LaBorde. Mr. LaBorde is our President (since November 2011) and Chief Financial Officer (since January 2012) and is a member of our Board of Directors. He served as our Lead Director from February 2003 until his employment with the Company in November 2011. Previously, from July 2008 to November 2011, Mr. LaBorde was the principal executive officer of HR Solutions, LLC, a private company that provides outsourced administration associated with human resources, most recently as its Chief Executive Officer (from September 2010 until November 2011) and as its President (from July 2008 to August 2010). Prior to July 2008, Mr. LaBorde managed personal investments, which included non-public operating companies, and provided management consulting services to various privately-held companies, including HR Solutions, LLC. From 1995 to May 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business.

Director Qualifications:

•

Extensive Knowledge of the Company’s Business—Mr. LaBorde is our President and Chief Financial Officer, has been a member of our Board of Directors for nearly 15 years and was previously our Lead Director.

•

Relevant Public Company Executive Experience—Mr. LaBorde is a current Executive Officer of our Company and has previously served as President and Chief Executive Officer and Chief Financial Officer of another publicly-traded company.

•

High Level of Financial Literacy—As Chief Financial Officer, Mr. LaBorde serves as our principal financial officer. Prior to his employment with the Company, Mr. LaBorde was designated as one of our “Audit Committee Financial Experts.”

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and has since been Chairman of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Netterville has been a member of our Board of Directors for nearly 15 years.

•

High Level of Financial Literacy—Mr. Netterville has been a certified public accountant for over 45 years and has been designated as one of our “Audit Committee Financial Experts” on our Audit Committee.

•	Relevant Governance Experience—Mr. Netterville served as Managing Partner of an accounting firm and currently serves as its Chairman.

David R. Pitts. Mr. Pitts has been President and Chief Executive Officer of Pitts Management Associates, Inc. (“PMA”) since 1981 and Chairman and Chief Executive Officer of PMA since 1999. PMA is a national hospital and healthcare management and consulting firm. He also serves as President and a director of Health Insights Foundation, Chairman of the Board of Trustees of General Health Corporation, Chair Emeritus of the Church Pension Group in New York City, Non-Executive Chairman of the Board of Church Investment Group and a member of the North American Advisory Board of Sodexo and is the member-manager of Pitts Property Management, L.L.C. He is certified in hospital and healthcare administration and is a Fellow of the American College of Healthcare Executives. Mr. Pitts is Chairman of the Compensation Committee of our Board of Directors. He also serves on the Board of Directors of Comprehensive Care Corporation, a publicly-traded corporation that provides managed care services in the behavioral health, substance abuse and psychotropic pharmacy management fields.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Pitts has been a member of our Board of Directors for nearly 15 years.

•

Extensive Knowledge of the Healthcare Industry—Mr. Pitts has over forty-five years of experience in hospital operations, healthcare planning and multi-institutional organizations, and has served in executive capacities in a number of hospitals, multi-hospital systems and medical schools.

•

Financial Literacy and Relevant Governance Experience—Mr. Pitts has chaired boards of various public and private business enterprises with extensive involvement in their strategic and financial decisions.

Peter Ricchiuti. Mr. Ricchiuti has been Assistant Dean and Director of Research of BURKENROAD REPORTS at Tulane University’s A. B. Freeman School of Business since 1993, and a Clinical Professor of Finance at Tulane since 1986. Mr. Ricchiuti is Chairman of the Quality of Care Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Ricchiuti has been a member of our Board of Directors for nearly 15 years.

•	Financial Literacy—Mr. Ricchiuti has been a professor of finance for almost 25 years. He served as the Assistant Treasurer of the State of Louisiana for almost six years.

•

Experience in Academia—Mr. Ricchiuti has unique experience because of his lengthy career in academia and, in particular, his extensive exposure to the information and new concepts that develop and are studied in the business school environment.

Donald A. Washburn. Mr. Washburn, a private investor for over five years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on multiple private company boards. He also is a retired Executive Vice President of Northwest Airlines, Inc. and was the Chairman and President-Northwest Cargo, Inc. Prior to joining Northwest Airlines, Inc., Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is our Lead Director and Chairman of the Nominating and Corporate Governance Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Washburn has been a member of our Board of Directors for over seven years.

•	Public Company Board Experience—Mr. Washburn has outside board experience for over ten years on multiple public company boards of directors.

•	Relevant Executive/Leadership Experience—Mr. Washburn has extensive senior executive experience where he was responsible for developing and managing complex, worldwide business enterprises.

•

Financial Literacy and Extensive Governance Experience—Mr. Washburn is an investor and retired top executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals and strategies and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls. His financial experience spans 30 years as a senior executive, investor and member of the boards of directors of large and small public and private corporations.

Certain Legal Proceedings

Mr. LaBorde was the President and Chief Executive Officer of Piccadilly Cafeterias, Inc. from 1995 until May 2003. In October 2003, subsequent to Mr. LaBorde’s departure, Piccadilly Cafeterias, Inc. filed for bankruptcy protection in the U.S. Bankruptcy Court for the Southern District of Florida. The final decree in this proceeding was issued in December 2009.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

William F. Borne has served as our Chief Executive Officer and Chairman of the Board since founding our Company in 1982. We believe this traditional leadership structure, coupled with an independent Lead Director, benefits our Company. We believe that our employees, referral sources, patients, suppliers and other business partners view Mr. Borne as a leader in our industry and that having a combined Chief Executive Officer/Chairman role demonstrates that our Company is under strong leadership, with a single person setting the tone, driving our culture and having primary responsibility for overseeing management of our operations.

Our Board of Directors is comprised of Mr. Borne, Mr. LaBorde (our President and Chief Financial Officer) and four independent directors. Each of our four independent directors has extensive knowledge of Amedisys’ business, with three directors having served on our Board of Directors for fifteen years and the other director having served on our Board of Directors for eight years. Each director serves a one-year term and is subject to annual election. In addition, in accordance with our Bylaws and our Corporate Governance Guidelines, whenever there is no independent Chairman of the Board, the Board members are required to appoint one of the independent directors as Lead Director “to lead the Board in fulfilling its duties effectively, efficiently and independent of management.”

Donald A. Washburn has served as the Amedisys Lead Director since November 2011 and as a member of the Company’s Board of Directors since April 2004. He was appointed Lead Director contemporaneously with the employment of Mr. LaBorde, our previous Lead Director, as our President in November 2011. In his role as Lead Director, Mr. Washburn is specifically responsible under our Bylaws and Corporate Governance Guidelines for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. He is also responsible for assisting with Board management, in particular by providing input on the agendas for Board and committee meetings; consulting with the Chairman regarding the membership and chairs for Board committees and the effectiveness of the committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board and the committees of the Board, succession planning and strategic planning; and by chairing Board meetings when the Chairman is not in attendance. Finally, he also serves as a key liaison between management and the outside directors.

We believe that Mr. Washburn, in his role as Lead Director and as a member of our Board for over seven years, has made valuable contributions to our Company by developing a productive relationship with our Chief Executive Officer and Chairman and ensuring effective communication between our Chief Executive Officer and Chairman and the rest of the Board. Accordingly, we believe that our Company has benefited from having a combined Chairman/Chief Executive Officer position and having the Lead Director serve as the leader of the independent directors.

We believe the Chairmen of our four independent Board committees (Mr. Pitts: Compensation Committee; Mr. Netterville: Audit Committee; Mr. Ricchiuti: Quality of Care Committee; and Mr. Washburn: Nominating and Corporate Governance Committee) have made valuable contributions to our Company in these roles and are also vital to our Board leadership structure. Each Committee Chairman meets regularly with members of Company management, as appropriate, to discuss matters relevant to their respective Committee functions, both with and without the presence of our Chief Executive Officer. Messrs. Pitts, Netterville and Ricchiuti also regularly communicate with Mr. Washburn, in his role as Lead Director, regarding Board and Committee functions.

Risk Oversight

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall supervision and oversight of our Company’s risk management activities.

The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present) and the Company’s Senior Vice President—Audit (without other members of Company management present). The Company’s Senior Vice President—Audit manages the Company’s Internal Audit function and has been employed by the Company since April 2002. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” Finally, the Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

In addition, the full Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer, who has been employed by the Company since April 2001. The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with Federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices. The Board also meets with the Chief Compliance Officer privately in executive session (without other members of Company management present), and it is expected that the Chief Compliance Officer maintain an open line of communication with the full Board.

Further, the Company’s Chief Medical Officer reports in person to the Board’s Quality of Care Committee on a quarterly basis on matters relating to the quality of the Company’s clinical outcomes and the care provided to its patients. The Company’s clinical protocols are designed to minimize patient risk and improve patient health outcomes.

In addition, the Company’s General Counsel reports in person to the Board on at least a quarterly basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.

Additionally, at each Board meeting, our Chairman and Chief Executive Officer meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions each July focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Risk Assessment—Incentive Compensation Programs

In 2011, the Compensation Committee approved the engagement of the Committee’s independent compensation consultant, Pearl Meyer & Partners, to conduct a risk assessment of the Company’s fiscal year 2011 incentive compensation programs, both on the executive and non-executive levels. This risk assessment included a review of the incentive compensation programs in place for our executive officers, as well as the corporate office and care center-level (agency-level) incentive compensation programs and concluded that the design of the Company’s incentive programs, coupled with internal controls and policies, discourages incentive plan participants from taking excessive risks or manipulating performance in order to increase award payouts. Based on the results of this assessment, our management has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management also believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Amedisys; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are covered by its charter, a copy of which appears on the “Investors” subpage of our website, (www.amedisys.com) under the link “Corporate Governance.” The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President—Audit (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.

The Audit Committee is comprised of Jake L. Netterville (Chairman) and each of our other independent directors (Messrs. Pitts, Ricchiuti and Washburn). Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Mr. Netterville qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Mr. Netterville is a certified public accountant. In addition, our Board of Directors has determined that Messrs. Pitts, Ricchiuti and Washburn are each financially literate.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executive officers, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock, restricted stock and other equity-based awards under our equity compensation plans and has the sole authority to retain, and has retained, compensation consultants. It also provides assistance to our Board of Directors in the annual evaluation of our Chief Executive Officer. The Compensation Committee is comprised of David R. Pitts (Chairman) and each of our other independent directors (Messrs. Netterville, Ricchiuti and Washburn). Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and executive officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. The Nominating and Corporate Governance Committee is comprised of Donald A. Washburn (Chairman) and each of our other independent directors (Messrs. Netterville, Pitts and Ricchiuti). A copy of the Nominating and Corporate Governance Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Quality of Care Committee

The Quality of Care Committee is comprised of Peter Ricchiuti (Chairman) and each of our other independent directors (Messrs. Netterville, Pitts and Washburn). The dual purposes of the Quality of Care Committee are to (i) assist our Board of Directors in fulfilling its oversight responsibilities relating to the review of our policies and procedures in connection with the delivery of quality medical care to patients and patient safety and (ii) to assist our Board of Directors and our management in promoting a “culture of quality” throughout our Company. A copy of the Quality of Care Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Board and Committee Meetings—2011

Our Board of Directors held six in-person and ten telephonic meetings in 2011. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance and Quality of Care Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2011, the Audit Committee held five in-person meetings; the Compensation Committee held five in-person meetings and five telephonic meetings; the Nominating and Corporate Governance Committee held five in-person meetings; and the Quality of Care Committee held five in-person meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he served during 2011. Generally, during every month in which there is not a regularly-scheduled in-person Board meeting, the Board members meet telephonically with selected members of Company management.

Independent Directors—Meetings in Executive Session

The independent directors, as a group, meet in-person in executive session on a regular basis (and at least once, quarterly) in connection with each in-person Board meeting without any members of our management or non-independent directors present. Mr. Washburn presides over these executive sessions as Lead Director.

Stockholder Recommendation of Nominees

Per our Corporate Governance Guidelines (a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance”), stockholders may recommend a nominee for consideration by the Nominating and Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s resume or other description of his or her background and experience;

•	The proposed nominee’s relationship to the stockholder; and

•	The stockholder’s reasons for proposing that the individual be considered.

The Nominating and Corporate Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Corporate Governance Committee will present any recommended candidates to the full Board for consideration

Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors other than Messrs. Borne and LaBorde are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Messrs. Borne and LaBorde are not considered independent because they are executive officers of the Company.

Stockholders who wish to communicate with our Board of Directors, our Lead Director or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, Lead Director or Audit Committee Chairman, as appropriate. Per our Corporate Governance Guidelines (described below), all communications with the Board, the Lead Director or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance—Stockholder Recommendation of Nominees,” above.

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. William Borne, Ronald LaBorde, Jake Netterville and Peter Ricchiuti were the four Board members who attended our 2011 Annual Stockholders Meeting. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, executive officers and employees. The Code is available on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.” The purpose of the Code is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

Members of Nominating and Corporate Governance Committee

Donald A. Washburn (Chairman)

Jake L. Netterville

David R. Pitts

Peter Ricchiuti

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2011, as well as written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2011.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2012. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative—Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President—Audit, who leads our Internal Audit Department.

Are the members of the Audit Committee “independent”?

Yes. The Audit Committee is comprised of four directors, all of whom are independent as determined in accordance with the listing standards of The NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

Do the members of the Audit Committee meet regularly in executive session without members of Company management present? Do the members of the Audit Committee meet separately with representatives of the Company’s independent registered public accounting firm and the Company’s Internal Audit Department?

Yes. The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President—Audit, on behalf of the Company’s Internal Audit Department. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.

What steps did the Audit Committee take in recommending that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 (our “2011 Annual Report”)?

In connection with recommending that our audited financial statements be included in our 2011 Annual Report, the members of the Audit Committee took the following steps:

•

The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in rule 3200T.

•

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•

The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2011 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•

The members of the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed the Chief Executive Officer and Chief Financial Officer Certifications concerning the Company’s 2011 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2011 Annual Report.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

Jake L. Netterville (Chairman)

David R. Pitts

Peter F. Ricchiuti

Donald A. Washburn

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2011 and 2010.

	Year ended December 31,
	2011		2010
Fee Category	Amount ($)	Percent	Amount ($)	Percent
Audit fees	1,092,000	67.5%	1,144,000	64.5%
Tax fees	273,612	16.9%	287,563	16.2%
All other fees	253,280	15.6%	341,897	19.3%

Total fees	1,618,892	100.0%	1,773,460	100.0%

Fees for audit services include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. All other fees include due diligence in connection with acquisitions and accounting consultations. Tax fees include tax compliance and limited consulting services. All of the services described above were pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Mr. Netterville, the Chairman of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE

COMPANY’S EMPLOYEE STOCK PURCHASE PLAN

On February 23, 2012, our Board of Directors approved an amendment to our Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval, increasing the number of shares available for issuance under the plan from 2,500,000 shares to 4,500,000. As of April 13, 2012, only 275,657 shares of common stock were available for issuance under the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to encourage and enable eligible employees to purchase our stock at a discounted rate, thereby keeping the employees’ interests aligned with the interests of our stockholders. Our executive officers may participate in this plan on the same basis as all other eligible employees. The Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Purpose of the Proposal

Under Section 423(b) of the Internal Revenue Code (which governs certain tax qualifications relevant to the ESPP), any allocation of additional shares for issuance under the ESPP is considered an amendment to the ESPP. In order for the ESPP to remain tax-qualified under Section 423(b) of the Internal Revenue Code, any such amendment to the ESPP must be approved by our stockholders within 12 months of the effective date of Board approval—necessitating that this matter be brought before our stockholders at the Meeting.

What is the purchase price of Amedisys stock under the ESPP?

Under the Plan, eligible employees may purchase our stock at 85% of the closing market price on the last trading day of each three month offering period through payroll deductions. We cover the other costs generally involved in purchasing stock, including all purchase-related commission and account fees.

How does the ESPP work?

On the offering date of each offering period, each participant is granted an option to purchase on the exercise date a number of shares of our stock determined by dividing the amount of the participant’s contribution account on the exercise date by the purchase price (85% of the closing market price, as described above). An offering period is each three month period commencing on January 1, April 1, July 1 and October 1 of each year. The offering date is the first trading day of each offering period. The exercise date is the last trading day of each offering period.

Options are exercised automatically on the exercise date of the offering period, and the maximum number of whole and fractional shares subject to the option will be purchased at the applicable purchase price based on the amount in the participant’s contribution account.

What are the offering periods?

There are four three-month offering periods each year.

•	January 1 – March 31

•	April 1 – June 30

•	July 1 – September 30

•	October 1 – December 31

When will shares be purchased?

Share purchases are made on the exercise date, which is the last trading day of each offering period. Therefore, purchase dates will occur every three months:

•	March 31 or the last trading day prior to March 31

•	June 30 or the last trading day prior to June 30

•	September 30 or the last trading day prior to September 30

•	December 31 or the last trading day prior to December 31

Who is eligible to participate in the ESPP?

To be eligible to participate in the ESPP, an individual must be an employee of Amedisys or one of our designated subsidiaries who is customarily employed for more than five months in a calendar year. An eligible employee may enroll in the ESPP during the first enrollment window after their date of hire.

How much may a participant invest through the ESPP?

Eligible employees may contribute a percentage between 1% and 15% of their compensation. Under the ESPP, “compensation” means all regular straight time gross earnings and commissions, and does not include payments for overtime, shift premium incentive compensation, incentive payments, bonuses and other compensation. Contributions are made on an after-tax basis.

Are there any limitations on the number of shares that may be purchased under the ESPP?

Yes. The following limitations apply:

•

An ESPP participant may not purchase shares with a value greater than $25,000 in any calendar year. The value is determined on the basis of the fair market value of our shares at the beginning of the offering period.

•	An ESPP participant may not purchase more than 5,000 shares during any offering period.

•	An ESPP participant may not participate to the extent that they would own 5% or more of our outstanding stock after the offering period.

Termination of Employment

If an individual’s eligibility status terminates for any reason before the last day of the offering period, the termination will cause payroll deductions to cease immediately. If the employee’s subscription account has a cash balance remaining when he or she terminates, this balance will be retained in the employee’s subscription account and used to purchase shares at the end of the then-current offering period.

Transferability of Shares

There are no restrictions under the ESPP on the transferability of shares acquired under the ESPP (other than the Company’s Insider Trading Policy and generally-applicable laws preventing trading while in possession of material, non-public information about the Company).

Administration

The ESPP is administered by the Compensation Committee of our Board of Directors. The administrator may delegate its administrative functions as it deems appropriate under the circumstances.

Amendment and Termination of Plan

The ESPP may be amended from time to time by our Board of Directors. Certain amendments may be subject to the approval of our shareowners to the extent this approval is required by Section 423 of the Internal Revenue Code, the laws of the State of Delaware or the rules of The NASDAQ Global Select Market. The Board of Directors may terminate the ESPP or any purchase period at any time. Upon the effective date of termination, all subscriptions will be void, no further payroll deductions will be made and each employee’s subscription account balance will be distributed to him or her in cash (without interest) as soon as practicable.

Board of Directors Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO OUR EMPLOYEE STOCK PURCHASE PLAN INCREASING THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2011

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security Holders	268,007	$19.00	647,639
Equity compensation plans not approved by security Holders	—	—	—

Total	268,007	$19.00	647,639

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE COMPANY’S

2008 OMNIBUS INCENTIVE COMPENSATION PLAN

On February 23, 2012, our Board of Directors and the Compensation Committee of our Board of Directors approved an amendment, subject to stockholder approval, to the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (the “Plan”) increasing the number of shares of common stock authorized for issuance under the Plan to a total of 3,962,459 shares. Stockholders originally approved the Plan at our 2008 Annual Meeting of Stockholders, authorizing the issuance of up to 1,862,459 shares as awards under the Plan (which was equal to the number of shares of common stock with respect to which awards under our previously-effective incentive compensation plans were authorized but not awarded as of the record date for the 2008 Annual Meeting).

As described further below under “Compensation Discussion and Analysis,” our compensation philosophy for our management-level employees is as follows:

•

Stockholder-aligned. Management-level employees generally have some portion of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs or equity grants, the value of which is directly tied to change in share value.

•

Performance-based. Management-level employees generally have some portion of their incentive compensation linked to a combination of Company, operating unit, and/or individual performance. The application of performance measures as well as the form of the award may vary depending on the employee’s position and responsibilities.

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain key management.

Purpose of the Proposal

We believe that equity ownership provides an important link between the interests of long-term stockholders and management-level employees by rewarding the creation of long-term stockholder value. To meet this objective, equity awards are a key component of our compensation program. As of April 13, 2012, the record date for the Meeting, 225,759 shares authorized for issuance under the Plan remained available for future grants. If the number of shares available for future equity-based awards is not increased, our ability to continue to use equity-based awards as a key component of executive compensation will be severely restricted.

The Plan amendment would further the compensation objectives outlined above by allowing Amedisys to continue to grant awards under the Plan. In today’s compensation environment, our ability to attract and retain high-quality employees and high-quality independent directors (whom we refer to throughout this section as

“non-employee directors”) is critical to our success. In furtherance of this objective, it is essential that we are able to provide equity incentives, such as restricted stock awards, as a part of our total compensation packages. We believe that incentive compensation grants have been an important part of our successful employee and non-employee director recruiting and retention efforts to date and we expect such grants will remain a key part of this process going into the future.

Our Board of Directors is also seeking approval of the amendment (1) so that the compensation attributable to grants and other payments made under the Plan may qualify for exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (see discussion of Section 162(m) under the heading “Federal Income Tax Consequences,” below); (2) in order for incentive stock options granted under the Plan to meet the requirements of the Internal Revenue Code; and (3) to satisfy NASDAQ Global Select Market listing requirements. Stockholder approval of the amendment is also required under the terms of the Plan, itself.

Description of the Plan

Following below is a description of the Plan, as amended, in question-and-answer format. The only material difference between the existing Plan and the amended Plan (as approved by the Board of Directors on February 23, 2012), assuming it is approved by our stockholders at the Meeting, is the number of shares available for issuance under the Plan. This description is qualified in its entirety by the terms of the amended Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

What is the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan?

The Plan is a comprehensive incentive compensation plan that provides for various stock and option awards and also provides for limited cash awards. The Plan also sets forth a list of general performance criteria that may be utilized when structuring awards that are intended to be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

What is the purpose of the Plan?

The primary purpose of the Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining key officers, employees, consultants and directors; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders.

How many shares are available under the Plan for equity grants?

As of April 13, 2012, 225,759 shares of common stock are available for future issuance under the Plan. If the proposed amendment to the Plan is approved by our stockholders, an additional 2,100,000 shares of common stock would be available for future issuance under the Plan.

The number of shares available for issuance under the Plan will be proportionately adjusted for changes in our capital structure, including any stock dividend, stock split, share combination or recapitalization. In addition, the following categories of shares will be available again for grant under the Plan:

•

awards issued under the Plan that (i) are settled in cash in lieu of common stock, (ii) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, (iii) are exchanged with the Committee’s permission for awards not involving shares, or (iv) are used by a participant for payment of the purchase price of common stock upon exercise of an option or for withholding taxes due as a result of that exercise; and

•

awards issued under the Company’s previously-effective equity compensation plans (the 1998 Stock Option Plan and the Directors’ Stock Option Plan) that (i) are settled in cash in lieu of common stock, or (ii) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares.

When will the Plan terminate?

The Plan does not specify a certain termination date. Rather, it will terminate on the date determined by our Board or by the committee of our Board that administers the Plan.

Who administers the Plan?

The Compensation Committee of our Board, or another committee if designated by our Board, will administer the Plan. Compensation Committee members must meet the director independence standards set forth in the listing requirements of the NASDAQ Global Select Market, be “non-employee directors,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), and be “outside directors,” as that term is defined in the regulations promulgated under Section 162(m) of the Code. With respect to awards under the Plan that are issued to non-employee directors, the Plan is administered by the independent members of the Board.

The Compensation Committee may, in its discretion, delegate some or all of its authority and duties under the Plan to our Chief Executive Officer or to our other senior officers, except that only the Compensation Committee may select, grant, and establish the terms of awards to any of our officers who are subject to the reporting requirements of Section 16 of the 1934 Act, or to officers who are or may become subject to the restrictions of Section 162(m) of the Code if the Compensation Committee decides to designate the award as a “qualified performance-based award” for purposes of Section 162(m) of the Code. We refer to our officers who are subject to the restrictions of Section 162(m) of the Code as “covered employees” throughout this description of the Plan.

Who can participate in the Plan?

The following persons are eligible to participate in the Plan:

•	all of our employees and all employees of our 50% or more owned subsidiaries;

•	all employees of any 20% or more owned affiliates that our Board designates as a “participating employer;”

•	our non-employee directors; and

•	certain consultants to the Company and its subsidiaries and affiliates.

The selection of the participants who will receive awards (other than our non-employee directors), is entirely within the discretion of the Compensation Committee. With respect to awards under the Plan that are issued to non-employee directors, the selection of participants is entirely within the discretion of the independent members of the Board, acting as a group.

What types of awards does the Plan allow?

The Plan authorizes the grant of the following types of awards to all eligible participants:

Stock Options. Each option granted under the Plan entitles the participant to purchase the number of shares of common stock specified at grant at a specified exercise price. Options may be either nonqualified stock options (“NQSOs”) or incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Section 422 of the Code. ISOs may be granted only to eligible employees of the Company or its 50% or more owned subsidiaries. The exercise price of any option must be equal to or greater than the fair market value of a share of common stock on the date the option is granted. In addition, if the option is an ISO that is granted to a ten percent stockholder of the Company, the exercise price may be no less than 110% of the fair market value of a share of common stock on the date such ISO is granted. The term of an option cannot exceed 10 years (or 5 years in the case of an ISO granted to a ten percent stockholder of the Company). A “ten percent stockholder” is a person who owns or is considered to own more than ten percent of the voting power of all classes of stock of the Company or a related corporation.

An option’s terms and conditions, including the number of shares of common stock to which the option pertains, exercise price, vesting and expiration of the option, are determined by the Compensation Committee and set forth in an award document. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all options, and may reflect distinctions based on the reasons for termination.

Payment for shares of common stock purchased upon exercise of an option must be made in full at the time of the exercise. The Compensation Committee will determine the methods by which the exercise price of an option may be paid, including without limitation, (a) in cash, (b) with shares of common stock or other property (including “cashless exercise” arrangements, so long as they do not in any way conflict with the requirements of law) as allowed by the Compensation Committee, or (c) by a combination of allowable methods. However, if shares of common stock are used to pay the option exercise price, those shares must have been held by the participant for at least six (6) months.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive the difference between (a) the grant price of the SAR, which will be at least equal to the fair market value of a share of common stock on the date of grant, and (b) the fair market value of a share of common stock on the date of exercise. Upon exercise of an SAR, a participant will be entitled to receive payment in an amount determined by multiplying (i) the difference described in the preceding sentence by (ii) the number of shares of common stock with respect to which the SAR is exercised. At the discretion of the Compensation Committee, payment of the exercised SAR may be in cash, in shares of common stock, or in some combination of cash and shares of common stock.

Freestanding and tandem SARs, or any combination, may be granted to participants. A freestanding SAR is an SAR that is granted independently of any option. A tandem SAR is an SAR that is granted in connection with an option, and the exercise of the SAR results in cancellation of the right to purchase a corresponding number of shares of common stock under the related option (and when a share of common stock is purchased under the option, a similar cancellation results under the tandem SAR). Each SAR grant will be set forth in an award document that will specify the exercise price, the term of the SAR and such other provisions as the Compensation Committee determines. The term of an SAR cannot exceed 10 years. The exercise price of a freestanding SAR will equal the fair market value of a share of common stock on the date of grant. The exercise price of a tandem SAR will equal the exercise price of the related stock option.

Stock Awards, Restricted Stock and Restricted Stock Units. Stock awards may be granted in the form of shares of our common stock, restricted shares of our common stock (“Restricted Stock”), or restricted units based on the value of our common stock (“RSUs”). Restricted Stock is a share of common stock granted to a participant that does not become freely transferable until any applicable conditions have been satisfied and any period of restriction has expired. An RSU is a bookkeeping unit, the value of which corresponds to one share of common stock. An RSU does not become payable until any applicable conditions have been satisfied and any period of restriction has expired.

Each grant of Restricted Stock or RSUs will be evidenced by an award document that will specify the period of restriction and other conditions that must be satisfied before the Restricted Stock becomes transferable or the RSUs are paid, the number of shares of common stock (or units tied to the value of a share of common stock) granted, and such other provisions as the Compensation Committee will determine. Restrictions and conditions may include restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting following the attainment of the performance goals.

Except as otherwise provided in the award document, shares of Restricted Stock will become freely transferable by the participant after the applicable conditions have been satisfied and the applicable period of restriction has expired. RSUs will be paid following the close of the period of restriction provided the applicable conditions are satisfied in the form of cash or in shares of common stock (or in a combination of cash and shares of common stock) as determined by the Compensation Committee. Restricted Stock or RSUs will be forfeited to the extent that the applicable conditions or restrictions are not satisfied during the period of restriction. Neither Restricted Stock nor RSUs may be transferred for value, encumbered or disposed of (other than pursuant to will or the laws of descent) until the applicable conditions have been satisfied and the applicable period of restriction has expired.

Participants generally will have the right to vote shares of Restricted Stock during the period of restriction and will be entitled to regular cash dividends paid with respect to the underlying shares of common stock, but any stock dividends or other property (other than cash dividends) distributed with respect to the underlying common stock will be subject to the same restrictions as the shares of Restricted Stock. The Compensation Committee may apply additional restrictions on dividends and dividend equivalents that the Compensation Committee deems appropriate. Participants awarded RSUs will not have any right to vote, but will be entitled to receive dividend payments with respect to any vested RSUs, unless otherwise provided in the award document,

Cash Bonuses. While cash bonuses may, and will, be paid outside the Plan, the Compensation Committee will determine the persons eligible to receive cash bonuses under the Plan and the amount, terms and conditions of those cash bonuses. No covered employee will be eligible to receive a cash bonus under the Plan in excess of $5 million in any calendar year. Also, no covered employee may receive a cash bonus under the Plan unless the cash bonus constitutes a “qualified performance-based award” as described below.

Qualified Performance-Based Awards. A “qualified performance-based award” is any stock option or SAR granted under the Plan, or any other award granted under the Plan that the Compensation Committee designates as a qualified performance-based award and that is contingent on the achievement of certain pre-established performance goals. At the beginning of the performance period, in addition to the determinations to be made by the Compensation Committee as described above for any particular type of award, the Compensation Committee will determine the size of the award to be granted to the participant, the performance period, and the performance goals. At the end of the performance period, the Compensation Committee will determine the degree of achievement of the performance goals, which will determine the payout. No qualified performance-based award will be earned, vested or paid until the Compensation Committee certifies the attainment of the pre-established performance goals. The Compensation Committee may set performance goals using any combination of the criteria described below in the section titled “What are the performance goals under the Plan?” The performance goals may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a division, region, department or function within the Company or any of its subsidiaries.

Other Awards. The Compensation Committee may grant any other type of award that is consistent with the Plan’s purpose.

What types of awards does the Plan allow for non-employee directors?

The Board may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other awards or compensation be payable (either automatically or at the option of the non-employee directors) in the form of NQSOs, Restricted Shares, RSUs, and other stock-based awards. The Board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board. Other than with respect to their retainer and other fees, the Board may also grant to our non-employee directors the same types of awards (other than ISOs) under the Plan that are granted to other participants, upon such terms as the Board may determine.

What are the performance goals under the Plan?

Under the Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee determines that such awards are in the best interest of the Company and its stockholders. Performance goals for awards will be determined by the Compensation Committee and will be designed to support our business strategy and align executives’ interests with stockholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Code will be subject to performance goals based on one or more of the following business criteria as applied, in the Compensation Committee’s discretion:

•	return on capital, equity, or assets (including economic value created);

•	productivity or operating efficiencies;

•	cost improvements;

•	cash flow;

•	sales revenue growth;

•	net income, earnings per share, or earnings from operations;

•	quality;

•	customer satisfaction;

•	comparable store sales;

•	stock price or total stockholder return;

•	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) or EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization and Rent);

•	after tax operating income;

•	book value per share;

•	debt reduction;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

•	any combination of the foregoing.

Performance goals may be expressed on an absolute or relative basis, and based on comparisons to internal targets, the past performance of the Company (or a segment thereof), or the past or current performance of other companies. The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis appearing in the Company’s annual report to stockholders for the applicable year.

Are there any limits on the amount or terms of awards that can be granted under the Plan?

Yes. Subject to adjustment for changes in our capital structure, no participant may receive options, SARs, stock awards, Restricted Stock or RSUs under the Plan during any one calendar year that, taken together, relate to more than 500,000 shares.

“Qualified performance-based awards” are subject to a minimum one-year vesting period. The vesting period for other awards must exceed one year, with no more than one-third of the shares vesting at the end of each of the twelve-month periods following the grant date; provided that up to 10% of the total shares authorized for delivery under the Plan may be granted as awards that vest within one year after the date of grant,

The maximum amount of any cash bonus that may be granted under the Plan in any calendar year to any participant who is a covered employee is $5 million.

Who can amend the Plan?

The Compensation Committee may amend the Plan at any time for any reason or no reason, except that the Compensation Committee must obtain stockholder approval to adopt any amendment:

•	affecting plan provisions that otherwise require the vote of our stockholders under Section 162(m) of the Code;

•	resulting in repricing stock options or otherwise increasing the benefits accruing to participants or to our non-employee directors;

•	increasing the number of shares of our common stock issuable under the Plan; or

•	modifying the requirements for eligibility.

The Compensation Committee also must obtain stockholder approval if the Compensation Committee believes stockholder approval is necessary or advisable to:

•	permit awards to be exempt from liability under Section 16(b) of the 1934 Act;

•	comply with the listing or other requirements of an automated quotation system or stock exchange; or

•	satisfy any other tax, securities or other applicable laws, policies or regulations.

What happens to awards under the Plan if there is a change in control of the Company?

In the event of a change in control of the Company (as defined in the Plan):

•	all stock options, SARS and any awards to our non-employee directors will fully vest;

•	all restrictions applicable to any awards will lapse and the awards subject to those restrictions will fully vest; and

•

unless otherwise determined by the Board or the Compensation Committee in its sole discretion prior to the change in control, the value of all vested awards will be cashed out at the “change in control price” as defined in the Plan.

Notwithstanding the foregoing, the Board or the Committee may impose additional conditions in an individual’s award notice regarding the acceleration of awards upon a change of control.

A “change in control” will occur if:

•	any person becomes the beneficial owner of 50% or more of our voting securities;

•

after a merger or other business combination, sale of assets, tender or exchange offer, or other similar transaction, the majority of our stockholders prior to the transaction are no longer a majority of our stockholders after the transaction; or

•

during any given two year period, our directors at the beginning of the period cease to constitute a majority of the Board unless at least 2/3 of the directors in office at the beginning of that period approved the nomination of each new director.

What happens to awards of participants whose employment is terminated?

Unless the award notice provides otherwise, a participant whose employment is terminated for “cause” (as defined in the Plan), or for a reason other than death, disability (as defined in the Plan), retirement or any other approved reason, will forfeit (to the greatest extent allowed by law) all awards under the Plan that, at the time of termination, are unexercised, unvested, unearned, or unpaid. Otherwise, the Compensation Committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company, its subsidiaries and affiliates, and provide such terms in the applicable award notice or in its rules or regulations.

Cause is defined as matters which, in the judgment of the Compensation Committee, constitute any one or more of the following: (i) intoxication while on the job; (ii) theft or dishonesty in the conduct of the Company’s business; (iii) willful neglect or negligence in the management of the Company’s business, or violation of Company race or gender anti-harassment policies; (iv) violence that results in personal injury; or (v) conviction of a crime involving moral turpitude. Any determination of cause for purposes of the Plan or any award will be made by the Compensation Committee in its sole discretion and will be final and binding on a participant.

Are shares received from awards granted under the Plan subject to the Amedisys Insider Trading Policy?

Yes. Shares received from awards granted under the Plan are subject to the Amedisys, Inc. Insider Trading Policy. Prior to selling any shares acquired pursuant to awards granted under the Plan, participants should ensure that such transactions are permissible under the Insider Trading Policy and, in particular, that he or she does not possess material, nonpublic information at such time.

What are the federal income tax consequences of the awards granted under the Plan?

The rules concerning the federal income tax consequences with respect to awards made pursuant to the Plan are technical, and reasonable persons may differ on the proper interpretation of the rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the U.S. federal income tax consequences associated with the awards, based on a good faith interpretation of the current U.S. federal income tax laws, regulations (including applicable proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth any U.S. federal tax consequences other than income tax consequences and also does not discuss any state, local or non-U.S. tax consequences that may apply. We recommend that Plan participants consult their own tax advisors as to the tax consequences of their particular situation.

Stock Options. An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of the sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within 2 years after the date of the grant of the ISO and has held the shares for more than 1 year after the date of exercise (the 2-year and 1-year periods are referred to as “holding periods”). The Company is not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies.

If an optionee sells ISO shares before completion of the holding periods, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price of the ISO shares. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, the Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.

An optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of an NQSO, the optionee recognizes ordinary income to the extent that the fair market value of the shares of common stock received upon exercise of the NQSO on the date of exercise exceeds the exercise price. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the NQSO.

SARs. A participant who exercises an SAR will recognize ordinary income upon the exercise equal to the amount of cash and the fair market value of any shares of common stock received as a result of the exercise. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR.

Stock Awards. A participant who receives an award of shares that is not subject to any restriction (vested) at time of grant will recognize taxable income in the year in which the award is granted equal to the fair market value of the shares received. A participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income to the extent and in the first taxable year in which his or her interest in the shares subject to the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of U.S. federal income is equal to the fair market value of the shares less the value of the consideration, if any, paid for the shares. A participant may elect to recognize U.S. federal income at the time of grant of restricted stock in an amount equal to the fair market value of the shares subject to the award (less the value of the consideration paid for the shares) on the date the award is granted by filing an election under Code Section 83(b) within thirty days of the date of the award. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which the shares become either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture (or in the taxable year of the award if, at that time, the participant had filed a timely election under Section 83(b) of the Code to accelerate recognition of income). Any gain or loss realized by the participant from a later sale of shares of common stock will be reportable by the participant as a long-term or short-term capital gain or loss.

RSUs. In the case of an award of RSUs, the participant will generally recognize ordinary income in an amount equal to any cash and the fair market value of any shares of common stock received on the date of payment. In that taxable year, the Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant.

Cash Bonus. A participant who receives a cash bonus award will recognize ordinary income in the year in which the award is paid to the participant equal to the amount of the cash bonus. The Company will be entitled to a tax deduction equal to the amount of the cash paid to the participant in the year the award is paid to the participant.

Officers and Directors. In the case of an officer or director of the Company who is subject to the provisions of Section 16(b) of the Exchange Act, the recognition of income in connection with the receipt of shares of common stock under an award, the sale of which would be restricted by the Exchange Act, will be deferred until the date that the restriction lapses or 6 months from the date the award is granted, whichever is earlier. In addition, the amount of such income will be measured for U.S. federal income tax purposes by the value of the shares of common stock on the earlier of the date the restriction under the Exchange Act lapses or 6 months from the date the award is granted, rather than on the date of receipt. However, such an officer or director may elect to recognize U.S. federal income on the date the shares of common stock are received and to measure the U.S. federal income by the value of the shares on that date by filing an election under Section 83(b) of the Code within thirty days of the date the shares are received.

Section 409A. Section 409A of the Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of U.S. federal income along with an additional tax equal to 20% of the amount included in U.S. federal income, and interest on deemed underpayments in certain circumstances. While certain awards under the Plan could be subject to Section 409A (for example, RSUs), the Plan and awards have been drafted to comply with the requirements of Section 409A, where applicable.

Section 162(m) and Performance Measures. Pursuant to Section 162(m) of the Code, the Company ordinarily may not deduct compensation of more than $1 million that is paid to certain “covered employees” (i.e., any individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an employee whose total compensation for the tax year is required to be reported to the Company’s stockholders because he or she is among the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer). The limitation on deductions does not apply, however, to “qualified performance-based compensation.” Certain awards under the Plan may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation.

Are there restrictions on resale of shares purchased under the Plan?

Yes. Each person who controls, or who is a member of a group that controls, or who is under common control with us and who distributes any common stock obtained through awards granted under the Plan, and any broker or dealer who participates in any such distribution, may, in connection with such distribution, be deemed to be an “underwriter” within the meaning of the securities laws. You may not use this document in connection with any resale of the stock. In addition, the filing requirements of the securities laws and the short-swing profit rules may apply to purchases and sales of common stock under the Plan, and subsequent resales of such shares, by any person who is an executive officer, director or beneficial owner of 10% or more of our outstanding common stock.

Awards under the Plan

The actual number and terms of awards that will be granted under the Plan during the remainder of 2012 and in future periods is not presently determinable, as the Compensation Committee determines whether to grant awards and the terms of the awards.

Board of Directors Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR 2008 OMNIBUS INCENTIVE COMPENSATION PLAN INCREASING THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 13, 2012, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors and director nominees, (iii) each of our current executive officers (as identified under the heading “Executive Officers” above), (iii) each Named Executive Officer (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iv) all of our directors and Executive Officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Name	Shares Beneficially Owned	Percent of Class
5% Stockholders
FMR LLC and Affiliated Entities(1)	4,423,393	14.4%
BlackRock, Inc.(2)	2,305,170	7.5%
EARNEST Partners, LLC(3)	1,944,822	6.3%
The Vanguard Group, Inc.(4)	1,503,022	4.9%

Non-Employee Directors (Including 2012 Director Nominees)(5)
Jake L. Netterville (2012 Director Nominee)	73,648	*
David R. Pitts (2012 Director Nominee)	59,275	*
Peter Ricchiuti (2012 Director Nominee)	63,119	*
Donald A. Washburn (2012 Director Nominee)	61,001	*

Executive Officers (Including Certain Named Executive Officers and 2012 Director Nominees)
William F. Borne(6) (2011 Named Executive Officer and 2012 Director Nominee)	427,465	*
Ronald A. LaBorde(7) (2011 Named Executive Officer and 2012 Director Nominee)	109,797	*
Jeffrey D. Jeter(8)	23,779	*
Michael O. Fleming(9) (2011 Named Executive Officer)	12,504	*
David R. Bucey(10)	15,760	*
All Executive Officers and Directors as a Group (9 Persons)(11)	846,348	2.75%

Former Executive Officers (Including Certain Named Executive Officers)(11)
Michael D. Snow (2011 Named Executive Officer; Former Employee)	0	*
Dale E. Redman (2011 Named Executive Officer; Retired February 2012)	35,398	*
T.A. “Tim” Barfield, Jr.(12) (2011 Named Executive Officer; Current Employee)	43,359	*

(*)	Less than one percent
(1)

This disclosure is based on a Schedule 13G filed with the SEC on February 14, 2012, by FMR LLC reporting beneficial ownership as of December 31, 2011. This filing amends the most recent Schedule 13G filing made by FMR LLC with respect to the Company’s securities. The holder reported that, FMR LLC, a parent holding company, has sole voting power over 1,462,564 shares and sole dispositive power over all of the shares. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The holder also reported that: (1) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 2,960,829 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940 (the “Funds”); (2) Fidelity Low-Priced Stock Fund, an investment company under the Investment Company Act of 1940, is the owner of 2,882,000 shares or 9.37% of the shares outstanding on April 13, 2012; (3) Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 2,960,829 shares owned by the Funds; (4) members of the family of Edward C. Johnson 3d, the Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees; (5) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 1,462,564 shares as a result of its serving as an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act of 1940 owning such shares; and (6) Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each have sole dispositive power and sole power to vote or to direct the voting of 1,462,564 shares owned by the institutional accounts or funds advised by PGALLC, as reported above. The address for PGALLC is 900 Salem Street, Smithfield, Rhode Island 02917.

(2)

This disclosure is based on a Schedule 13G filed with the SEC by BlackRock, Inc. on February 13, 2012, reporting beneficial ownership as of December 31, 2011. This filing amends the most recent Schedule 13G filing made by BlackRock, Inc. with respect to the Company’s securities. BlackRock, Inc. reported it has sole voting power and sole dispositive power over all of the shares. The address for Black Rock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)

This disclosure is based on a Schedule 13G filed with the SEC by EARNEST Partners, LLC on February 13, 2012, reporting beneficial ownership as of December 31, 2011. This filing amends the most recent Schedule 13G filing made by EARNEST Partners, LLC with respect to the Company’s securities. EARNEST Partners, LLC, an investment adviser registered under the Investment Company Act of 1940, reported that it has sole voting power over 738,534 of the shares, shared voting power over 278,815 of the shares and sole dispositive power over all of the shares. The holder also reports that no client interest relates to more than five percent of our outstanding securities. The principal business address for EARNEST Partners, LLC is 1180 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309.

(4)

This disclosure is based on a Schedule 13G filed with the SEC by the Vanguard Group, Inc. on February 7, 2012, reporting beneficial ownership as of December 31, 2011. The Vanguard Group, Inc., an investment adviser registered under the Investment Company Act of 1940, reported that it has sole voting power over 42,329 of the shares, sole dispositive power over 1,460,693 of the shares, and shared dispositive power over 42,329 of the shares. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)

Included in the “Shares Beneficially Owned” column for each of our non-employee directors are 4,572 shares of nonvested stock, 100% of which will vest on July 1, 2012, provided the director remains a non-employee member of the Board through such date.

(6)

Includes (i) 585 nonvested shares over which Mr. Borne has voting but not investment power (100% of which will vest on April 1, 2013, assuming Mr. Borne remains continuously employed by the Company through such date), (ii) 4,387 shares of restricted stock over which Mr. Borne has voting but not investment power (100% of which will vest on April 1, 2013, assuming Mr. Borne remains continuously employed by the Company on each such date), (iii) 18,016 shares of restricted stock over which Mr. Borne has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2013 and April 1, 2014, assuming Mr. Borne remains continuously employed by the Company on each such date) and (iv) 65,652 shares of restricted stock over which Mr. Borne has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2013, April 1, 2014 and April 1, 2015, assuming Mr. Borne remains continuously employed by the Company on each such date).

(7)

Includes (i) 36,177 shares over which Mr. LaBorde has voting but not investment power (which shares of will vest in equal, one-fourth installments on November 1, 2012, November 1, 2013, November 1, 2014 and

November 1, 2015 assuming Mr. LaBorde remains continuously employed by the Company on each such date) and (ii) 24,948 shares of restricted stock over which Mr. LaBorde has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2013, April 1, 2014 and April 1, 2015, assuming Mr. LaBorde remains continuously employed by the Company on each such date).

(8)

Includes (i) 846 nonvested shares over which Mr. Jeter has voting but not investment power (100% of which will vest on May 23, 2013, assuming Mr. Jeter remains continuously employed by the Company through such date), (ii) 292 shares of restricted stock over which Mr. Jeter has voting but not investment power (100% of which will vest on April 1, 2013, assuming Mr. Jeter remains continuously employed by the Company through such date), (iii) 1,201 shares of restricted stock over which Mr. Jeter has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2013 and April 1, 2014, assuming Mr. Jeter remains continuously employed by the Company on each such date) and (iv) 4,377 shares of restricted stock over which Mr. Jeter has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2013, April 1, 2014 and April 1, 2015, assuming Mr. Jeter remains continuously employed by the Company on each such date).

(9)

Includes (i) 263 shares of restricted stock over which Dr. Fleming has voting but not investment power (100% of which will vest on April 1, 2013, assuming Dr. Fleming remains continuously employed by the Company through such date), (ii) 1,369 shares of restricted stock over which Dr. Fleming has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2013 and April 1, 2014, assuming Dr. Fleming remains continuously employed by the Company on each such date) and (iii) 4,990 shares of restricted stock over which Dr. Fleming has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2013, April 1, 2014 and April 1, 2015, assuming Dr. Fleming remains continuously employed by the Company on each such date).

(10)

Includes (i) 3,350 nonvested shares over which Mr. Bucey has voting but not investment power (which shares will vest in equal, one-half installments on June 15, 2012 and June 15, 2013, assuming Mr. Bucey remains continuously employed by the Company on each such date), (ii) 263 shares of restricted stock over which Mr. Bucey has voting but not investment power (100% of which will vest on April 1, 2013, assuming Mr. Bucey remains continuously employed by the Company through such date), (iii) 1,201 shares of restricted stock over which Mr. Bucey has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2013 and April 1, 2014, assuming Mr. Bucey remains continuously employed by the Company on each such date) and (iv) 4,552 shares of restricted stock over which Mr. Bucey has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2013, April 1, 2014 and April 1, 2015, assuming Mr. Bucey remains continuously employed by the Company on each such date ).

(11)

Includes shares that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. Netterville, 13,334 shares; Mr. Pitts, 6,667 shares; Mr. Ricchiuti, 32,786 shares; Mr. Washburn, 13,334 shares; Mr. Borne, 62,101 shares; Mr. LaBorde, 40,002 shares; Mr. Jeter, 2,334 shares; Dr. Fleming, zero shares; Mr. Bucey, zero shares; Mr. Snow, zero shares; Mr. Redman, zero shares; and Mr. Barfield, zero shares.

(12)

Includes (i) 5,000 nonvested shares over which Mr. Barfield has voting but not investment power (100% of which will vest on January 11, 2013, assuming Mr. Barfield remains continuously employed by the Company through such date), (ii) 1,755 shares of restricted stock over which Mr. Barfield has voting but not investment power (100% of which will vest on April 1, 2013, assuming Mr. Barfield remains continuously employed by the Company through such date), (iii) 7,206 shares of restricted stock over which Mr. Barfield has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2013 and April 1, 2014, assuming Mr. Barfield remains continuously employed by the Company on each such date) and (iv) 5,729 nonvested shares over which Mr. Barfield has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2013 and April 1, 2014, assuming Mr. Barfield remains continuously employed by the Company on each such date).

PROPOSAL 5—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 40) and the compensation tables and narrative disclosures following the CD&A.

This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.

Pay-For-Performance—2011

Each year, a portion of our Named Executive Officers’ compensation is dependent upon achieving certain performance measures established by the Compensation Committee. The Compensation Committee selects performance measures that it believes are the best measures of our success and are aligned with drivers of long-term stockholder value.

Payouts under our 2011 annual (cash bonus) incentive plan depended on the Company achieving a minimum 2011 earnings per share target set by the Compensation Committee in the first quarter of 2011, and a portion of the vesting conditions under our 2011 long-term (equity-based) incentive plan were tied to the Company initially achieving a threshold 2011 “return on capital” target set by the Compensation Committee in the first quarter of 2011.

As discussed further in the CD&A, and in alignment with our pay-for-performance philosophy:

•

We did not achieve the minimum performance required under our annual (cash bonus) incentive plan and, therefore, did not pay any cash bonuses to our Named Executive Officers for the 2011 performance period; and

•	We did not achieve the threshold 2011 performance metric under our 2011 long-term (equity-based) incentive plan required to earn performance-based shares of restricted stock.

Consideration of the 2011 Advisory Vote on Executive Compensation—Elimination of Modified Single-Trigger Severance Provision in William F. Borne’s Employment Agreement

As discussed further in the CD&A, at our 2011 Annual Meeting of stockholders, over 57% of the shares entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2011 Proxy Statement (the “2011 Say-on-Pay Proposal”). While the advisory vote did receive the support of a majority of our stockholders, based on feedback from certain of our largest stockholders, we believe that a large portion of the stockholders who voted against the 2011 Say-on-Pay Proposal did so not because of “pay-for-performance” concerns but, rather, because of the presence of a “modified single-trigger” severance provision in the then-current employment agreement for William F. Borne, our Chief Executive Officer. Mr. Borne agreed to eliminate the “modified single-trigger” severance provision from his employment agreement in December 2011 in furtherance of the Company’s goal to include recognized “best practices” in its executive compensation program. The Compensation Committee will continue to focus on pay-for-performance when making executive compensation determinations in 2012 and beyond.

Highlights of our Executive Compensation Program

We believe that our executive compensation program:

•	Aligns executive compensation to business objectives and overall Company performance;

•	Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

•	Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years;

•

Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) cash bonus and equity award “claw-back” and forfeiture provisions for violating certain employment agreement covenants, (ii) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (iii) no minimum guaranteed cash bonus payments, equity grants or base salary increases and (iv) limited perquisites; and

•

Has certain features that are widely considered “best practices,” including employment agreement change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a “double trigger”) and do not provide for the payment of any excise tax gross-up amounts.

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by the Company’s peer group and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY-ON-PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table, and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the “Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Committee took related to the compensation of the Company executive officers listed below (we refer to these persons as our “Named Executive Officers”) for 2011:

William F. Borne—Chief Executive Officer

Dale E. Redman—Chief Financial Officer (through December 31, 2011)

Ronald A. LaBorde—President (as of November 1, 2011) and Chief Financial Officer (as of January 1, 2012)

T.A. “Tim” Barfield, Jr.—Chief Development Officer

Michael O. Fleming, M.D.—Chief Medical Officer

Michael D. Snow—Former Chief Operating Officer (terminated employment as of October 27, 2011)

Executive compensation disclosure rules require us to report the compensation of our principal executive officer (Mr. Borne), our principal financial officer (in 2011, Mr. Redman) and our next three highest-paid executive officers as of the end of our last fiscal year (Messrs. LaBorde and Barfield and Dr. Fleming). We are also required to report the compensation of up to two additional persons who would have been listed among our next three highest-paid executive officers but for the fact that they were not serving as one of our executive officers at the end of our last fiscal year. Accordingly, certain information regarding compensation paid in 2011 to Michael D. Snow, our former Chief Operating Officer who departed from the Company on October 27, 2011, also appears in this CD&A and the compensation tables immediately following this CD&A.

Executive Summary

Overview of our Executive Compensation Program

Our executive compensation program currently consists of:

•	Base salary;

•	Annual performance-based incentives (cash bonuses);

•

Long-term equity awards in the form of restricted stock units and/or nonvested stock grants (portions of which are subject to performance conditions, and all of which are subject to time-based vesting conditions); and

•	Retirement, health and welfare benefits.

Generally during the first fiscal quarter of each year, the Compensation Committee (i) determines whether there are going to be any base salary adjustments for or grants of long-term equity awards to our executive officers effective as of April 1 of the current fiscal year, (ii) establishes the performance measures under our current year cash bonus and long-term (equity-based) incentive compensation plans and (iii) determines whether the performance conditions for recently-completed performance periods have been satisfied.

The Compensation Committee believes our Company’s compensation strategy should align the interests of our executives and our stockholders. As a result, we continue to rely on long-term equity awards to retain an outstanding executive team and to ensure a strong connection between executive compensation and financial performance. We also link the award of performance-based cash incentives and equity awards to the achievement of annual financial and/or operational goals, as described under the heading “2011 Pay for Performance Highlights and Key 2011 Compensation Developments,” below.

Consideration of 2011 Advisory Stockholder Vote on Executive Compensation; Elimination of “Modified Single-Trigger” Severance Provision in William F. Borne’s Employment Agreement

At our 2011 Annual Meeting of stockholders, 57% of the shares entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2011 Proxy Statement. While the advisory vote did receive the support of a majority of our stockholders, the Compensation Committee believes the reason that less than 60% of our stockholders supported the proposal was the result of the presence of a “modified single-trigger” severance provision in the then-current version of our employment agreement with William F. Borne, our Chief Executive Officer.

In May 2011, with assistance of our Proxy Solicitor, Georgeson, Inc., Company management contacted our ten largest stockholders, many of whom indicated that they did not vote in favor of our executive compensation program because of the presence of the modified single-trigger severance provision in Mr. Borne’s employment agreement and not because of specific “pay-for-performance” concerns.

The Compensation Committee appreciates and values the views of our stockholders. In considering the results of the 2011 advisory vote on executive compensation and feedback from the Company’s largest stockholders, the Committee concluded that, overall, the Company’s executive compensation program, which includes multiple features designed to align executive compensation with stockholder interests and mitigate risks, is supported by our stockholders, but that the presence of the modified single-trigger in Mr. Borne’s contract was a distraction that precluded universal support. Mr. Borne negotiated this provision into his employment agreement at a time when a “modified single-trigger” severance provision was not considered a disfavored executive compensation practice. Thus, in the fourth quarter of 2011, Mr. Borne agreed to eliminate the modified single-trigger severance provision from his employment agreement effective December 29, 2011. He did not receive any consideration for agreeing to the amendment.

Under Mr. Borne’s current form of employment agreement, he may only receive severance payments following a “Change in Control” of the Company if he is terminated for “Cause” or resigns with “Good Reason” within one year following a Change in Control, as such terms are defined in his employment agreement. As previously drafted, if Mr. Borne voluntarily terminated his employment on his own initiative (i.e., without Good Reason) on or after 275 days (but no later than 305 days) following a Change in Control, he would have been eligible to receive the same severance payments as if he were terminated by the Company without Cause or as if he terminated his employment with Good Reason, in either case, within one year following a Change in Control (the now-eliminated “modified single-trigger”).

As we do not include “single-trigger” or “modified single-trigger” change in control severance provisions in any of our executive officer employment agreements, we believe that we have remedied stockholder concerns. The Compensation Committee will continue to focus on pay-for-performance when making executive compensation determinations in 2012 and beyond.

Also at the 2011 Annual Meeting, our stockholders expressed a preference, as recommended by the Board, that advisory votes on executive compensation occur “every year.” In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation “every year until the next required vote on the frequency of shareholder votes on executive compensation,” which is scheduled to occur at our 2017 Annual Meeting of stockholders.

2011 Pay for Performance Highlights and Key 2011 Compensation Developments

2011 Pay for Performance Highlights

As highlighted below and described in greater detail under the headings “Annual Performance-Based Incentive Compensation (Cash Bonuses)” and “Long-Term Incentives,” the Committee selected the following performance measures to assess the performance of our Named Executive Officers in 2011:

•	For annual incentive awards (paid in the form of cash bonuses): metrics tied to fiscal year 2011 earnings per share (“EPS”).

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For long-term incentive awards (paid in the form of restricted stock with performance and/or time-based vesting conditions): Metrics tied to the Company’s “return on capital” for both the 2011 and combined 2011 and 2012 fiscal years (further described under the heading “2011 Equity-Based Incentive Compensation,” below).

As explained further below, the Company did not achieve the minimum fiscal year 2011 EPS metric selected by the Committee, which resulted in no cash bonus payments to our Named Executive Officers for the 2011 performance period. Furthermore, the Company did not achieve the threshold fiscal year 2011 “return on capital” metric selected by the Committee, which resulted in the forfeiture of shares of performance-based restricted stock.

Key 2011 Compensation Developments

•	With the exception of our Chief Medical Officer, none of our Named Executive Officers received a salary increase.

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Effective January 3, 2011, we entered into amended and restated employment agreements with each of Mr. Borne, our Chief Executive Officer, and Mr. Redman, our Chief Financial Officer, and amended the employment agreement for Dr. Fleming, our Chief Medical Officer. The purpose was to standardize the respective employment agreement termination provisions and severance payment formulas with the termination provisions and severance payment formulas in the employment agreements for our other executive officers. In addition, language regarding post-Retirement (as such term is defined in his amended and restated employment agreement) payments was added to Mr. Redman’s agreement (additional information on this topic appears under the heading “Named Executive Officer Employment Agreement Provisions: Potential Payments upon Termination or Change in Control”—“Amended and Restated Employment Agreement with Mr. Redman”).

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Effective April 1, 2011, we paid Mr. Barfield and Mr. Snow cash retention bonuses and awarded them nonvested shares of Company common stock (additional information on this topic appears under the heading “2011 Retention Bonuses,” below).

•	We made the following changes to our executive team:

•	On October 27, 2011, Mr. Snow departed the Company to pursue other opportunities.

•	Mr. LaBorde, who is a member of our Board of Directors, was appointed our President effective November 1, 2011.

•	Mr. Redman announced his intent to retire in the first quarter of 2012. In connection therewith, we announced that Mr. LaBorde would become our Chief Financial Officer on January 1, 2012.

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Upon hire, Mr. LaBorde was granted 36,177 shares of nonvested common stock, which vest ratably on the first, second, third and fourth anniversaries of the date of grant, provided that Mr. LaBorde remains continuously employed by the Company on each such date. Upon becoming an employee, Mr. LaBorde forfeited 4,572 shares of nonvested common stock that he had previously received as a non-employee director.

•	We amended Mr. Borne’s employment to remove a “modified single-trigger” severance provision.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or an equity grant, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.

The objectives of our compensation philosophy are described below:

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Stockholder-aligned. Management-level employees generally have some portion of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs or equity grants, the value of which is directly tied to change in share value.

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Performance-based. Management-level employees generally have some portion of their incentive compensation linked to a combination of Company, operating unit, and/or individual performance. The application of performance measures as well as the form of the award may vary depending on the employee’s position and responsibilities.

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain key management, including our Named Executive Officers.

Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. Per its charter, the Committee’s primary responsibilities with respect to executive compensation are as follows:

•	Review and approval of corporate long-term and short-term incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of our Chief Executive Officer’s evaluation of the performance of our other executive officers;

•	Evaluation of the competitiveness of the total compensation package for our executive officers;

•	Evaluation and approval of executive officer employment, severance and change-in-control agreements, including any amendments thereto, and any title change for any executive officer; and

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Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Committee’s responsibilities is set forth in its charter, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

Role of the Chief Executive Officer

Our Chief Executive Officer, William F. Borne, makes recommendations to the Committee regarding the compensation of our other executive officers. The Committee often requests Mr. Borne to be present at Committee meetings when executive compensation is discussed and relies on Mr. Borne’s performance evaluations of our executive officers when deliberating their performance-based compensation. Within the framework of the compensation programs approved by the Committee, Mr. Borne is encouraged to recommend base salary adjustments and make suggestions regarding incentive plan performance measures and equity compensation grants for these executives. Mr. Borne’s recommendations are based upon his assessment of each executive officer’s individual performance, the performance of their respective business units or functions, retention considerations and market factors. The Committee reviews these recommendations before making its decision. Mr. Borne does not play any role in the Committee’s deliberation of matters impacting his own compensation, and only Committee members are permitted to vote on matters related to executive officer compensation.

Role of the Independent Compensation Consultant

The Compensation Committee’s charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. In 2011, the Compensation Committee engaged Pearl Meyer & Partners (the “Consultant”) as its compensation consultant. In 2011, the Consultant provided the following consulting services to the Committee:

•	Executive compensation review and related advice for the current fiscal year.

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To assist the Committee in determining the performance metrics under our 2011 annual (cash bonus) and long-term (equity-based) incentive compensation plans, the Consultant provided a “pay for performance” analysis for (i) a “peer group” of publicly-held companies with comparable revenues in the healthcare services sector and (ii) an “industry group” of publicly-held home health and hospice services providers, regardless of revenue size. Additional information regarding the “peer group” and “industry group” companies appears under the heading “Review of Peer Group, Industry Group and Survey Data,” below.

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The Committee does not ask the Consultant to perform a full compensation benchmarking every year. However, the Consultant did provide data regarding (i) the base salary, equity grant upon hire and 2012 incentive compensation opportunities at “target” (as stated in his employment agreement) for Mr. LaBorde, our current President and Chief Financial Officer, and (ii) the salary increase effective January 1, 2011 for Dr. Fleming, our Chief Medical Officer. This data included the preparation and analysis of selected compensation information from the “peer group” and “industry group” companies and published survey data (representing a broader group of companies than the “peer group”).

•	Compensation review and related advice for selected members of our non-executive officer senior management.

•	A risk assessment of the Company’s fiscal year 2011 incentive compensation programs, both on the executive and non-executive levels.

•	Non-employee director compensation review and related advice.

•	Assistance with the preparation of the compensation-related portions of our 2011 Proxy Statement.

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Updates regarding the implementation status of the sections of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 affecting public company executive compensation and corporate governance.

Because the Consultant does not provide any non-compensation related services to our Company, we believe that the Consultant is independent of management and provides the Compensation Committee with objective advice. As part of its engagement, the Consultant participated in meetings with both the Compensation Committee and senior management to learn more about our business strategy and executive compensation objectives. The Committee retains the Consultant directly, although in carrying out assignments, the Consultant also interacts in certain capacities with our management-level employees. All such assignments are approved by the Chairman of the Committee, David R. Pitts.

Review of Peer Group, Industry and Survey Data

2011 Incentive Plan Design

The Committee reviews each executive officer’s compensation on an annual basis, generally in the first quarter of each fiscal year, to ensure that it is consistent with our compensation philosophy. As noted above, in connection with establishing the performance metrics under our 2011 annual (cash bonus) and long-term (equity-based) incentive compensation plans for our executive officers, including our Named Executive Officers, the Committee reviewed (i) selected “pay for performance” data (including earnings per share, total stockholder return, return on investment and return on equity) provided by the Consultant for an identified “peer group” of companies with comparable revenues in the healthcare services and facilities sectors and (ii) selected “pay for performance” data provided by the Consultant (including earnings per share, economic value added and total stockholder return) for an identified “industry group” of home health and hospice services providers, regardless of industry size. In addition, the Committee also reviewed published survey data and the compensation practices of selected “peer group” and “industry group” companies in order to both provide context for its decisions and to help ensure that the various components of our 2011 executive officer compensation program were within a reasonably competitive range.

The “peer group” chosen for purposes of evaluating potential performance metrics under our 2011 annual (cash bonus) and long-term (equity-based) incentive compensation plans was comprised of the following companies: Catalyst Health Solutions, Inc., Emergency Medical Services Corp., Brookdale Senior Living, Inc., Healthsouth Corp., Psychiatric Solutions, Inc., Sun Healthcare Group, Inc., Lincare Holdings, Inc., Res Care, Inc., Mednax, Inc., Chemed Corp., Gentiva Health Services, Inc., inVentiv Health, Inc., Emeritus Corp. and National Healthcare Corp. The primary factors considered when determining the members of the peer group were industry (healthcare services or facilities sectors) and revenue size ($699 million to $3.2 billion, with median market value of $1.3 billion).

The home health and hospice services “industry group” chosen for purposes of evaluating potential performance metrics under our 2011 annual (cash bonus) and long-term (equity-based) incentive compensation plans was comprised of the following companies: Lincare Holdings, Inc., Chemed Corp., Gentiva Health Services, Inc., LHC Group Inc., Rotech Healthcare Inc., Almost Family Inc., Allied Healthcare Intl. Inc., Arcadia Resources Inc. and PHC Inc.

Selected 2011 Compensation Determinations

The Committee also reviewed compensation information from selected “peer group” and “industry group” companies and published survey data when evaluating the competitiveness and reasonableness of (i) the base salary, equity grant upon hire and 2012 incentive compensation opportunities at “target” (as stated in his employment agreement) for Mr. LaBorde (currently our President and Chief Financial Officer), and (ii) the salary increase effective January 1, 2011 for Dr. Fleming, our Chief Medical Officer. When evaluating Mr. LaBorde’s base salary, equity grant upon hire and 2012 incentive compensation opportunities at “target,” it was anticipated that Mr. LaBorde would succeed Mr. Redman in the role of Chief Financial Officer effective January 1, 2012.

Given the Company’s current business environment, the Committee determined that it would not recommend salary raises for any of our Named Executive Officers in 2011, other than the upward adjustment for our Chief Medical Officer effective January 1, 2011. This decision was also influenced by the Committee’s analysis of a report prepared by the Consultant in the third quarter of 2010 benchmarking the pay levels for selected executive officer and senior management positions, as described below.

Compensation Benchmarking

As described in our 2011 Proxy Statement, in the third quarter of 2010, the Consultant was engaged by the Committee to benchmark pay levels for nine executive officer and senior management positions based on

(i) compensation data from an identified group of “peer companies” in the healthcare services and facilities sectors and (ii) survey data regarding companies in the healthcare services and facilities sectors with revenues of at least $1 billion to $3 billion.

The “peer group” chosen for purposes of this review was comprised of the following companies: Catalyst Health Solutions, Inc., Emergency Medical Services Corp., Brookdale Senior Living, Inc., Healthsouth Corp., Psychiatric Solutions, Inc., Sun Healthcare Group, Inc., Lincare Holdings, Inc., Res Care, Inc., Mednax, Inc., Chemed Corp., Gentiva Health Services, Inc., inVentiv Health, Inc., Emeritus Corp. and National Healthcare Corp. The primary factors considered when determining the members of the peer group were industry (healthcare services or facilities sectors) and revenue size ($699 million to $3.2 billion, with median market value of $1.3 billion). The Committee also reviewed compensation information for two additional home health care services companies, LHC Group, Inc. and Almost Family, Inc., for informational purposes only.

In connection with this review process, the following compensation components were benchmarked against peer group data (if available) and survey data: base salary, annual incentives (cash bonuses), total cash compensation, long-term (equity-based) incentives and total direct compensation. As a result of the review process, it was confirmed that the base salary for Dr. Fleming, our Chief Medical Officer, was significantly below the market median. Therefore, the Committee recommended to management that his base salary be adjusted upward effective January 1, 2011, to bring his compensation level closer to available peer group and survey group medians.

Evaluating the Overall Competitiveness and Reasonableness of our 2011 Executive Compensation Program

While the Committee considers peer group, industry and survey data to be helpful in understanding how our compensation levels compare to other companies, peer group, industry and survey data are only one factor that the Committee considers in making its decisions regarding executive compensation. For example, the Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention goals and other factors (such as recent revenue growth and the integration of large acquisitions) before making compensation decisions. Based on all of these factors, including a review of available data, the Committee concluded that our 2011 executive compensation program was both competitive and reasonable.

Components of Compensation

We compensate our executive officers, including our Named Executive Officers, through the following components:

•	Base salary;

•	Annual performance-based incentive compensation (cash bonus awards);

•	Long-term incentives (equity-based awards); and

•	Retirement, health and welfare benefits and, if deemed appropriate, perquisites.

In determining how each executive officer’s total compensation package is allocated among these components, the Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives. Generally, if targeted performance levels are not achieved, our executive officers’ total compensation is likely to be at or below the median of comparable positions at our peer group companies. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total compensation is likely to be above the median of comparable positions at our peer group companies.

Mix of Pay

Our executive officers have a higher percentage of variable compensation relative to our other employees. The Committee believes this is appropriate because of the direct influence that these officers have on our financial performance. Generally, the majority of the total targeted annual compensation for our executive officers, including our Named Executive Officers, is “at risk,” i.e., variable based on Company performance, to assure alignment with stockholder interests.

Base Salaries

We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at peer group companies. The Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

2011 Base Salary Determinations

As noted above, base salary determinations are generally made during the first quarter of each fiscal year. For fiscal year 2011:

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The Committee chose not to adjust Mr. Borne’s and Mr. Redman’s respective base salaries based on their position relative to market (near the market median) and the challenging market conditions expected for 2011. Mr. Borne’s salary remained fixed at the level first established effective April 1, 2008, and Mr. Redman’s salary remained fixed at the level first established effective April 1, 2009.

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No base salary adjustments were considered for Mr. Snow or Mr. Barfield because they joined the Company in 2010. Their 2010 base salaries were set based on negotiations with Company executive management during the hiring process and were reviewed by the Consultant for purposes of determining reasonableness before approval by the Committee.

In late December 2010 (effective January 1, 2011), the Committee approved an upward base salary adjustment for Dr. Fleming in order to bring his annual base salary level in line with peer group and industry medians for officers with similar responsibilities as his.

The following is a summary of the annual base salary levels as of December 31, 2010 and during fiscal year 2011 for our Named Executive Officers (with the exception of Mr. LaBorde, who joined the Company in November 2011):

Name	Base Salary in Effect as of 12/31/2010	2011 Base Salary	Percentage Increase
William F. Borne	$750,000	$750,000	0%
Dale E. Redman	$425,000	$425,000	0%
T.A. “Tim” Barfield, Jr.	$500,000	$500,000	0%
Michael O. Fleming	$225,000	$285,000	26.67%
Michael D. Snow	$550,000	$550,000	0%

Effective as of the date of his employment on November 1, 2011, Mr. LaBorde’s annual base salary was set at $475,000.

Named Executive Officer Employment Agreement Determinations—2011

Effective January 3, 2011, the Company entered into amended and restated employment agreements with each of Mr. Borne, our Chief Executive Officer, and Mr. Redman, our Chief Financial Officer, amending and restating each of their previous Amended and Restated Employment Agreements with the Company dated December 30, 2009 (collectively, the “Original Agreements”). The primary purpose of amending and restating the Original

Agreements was to standardize Messrs. Borne’s and Redman’s respective forms of employment agreements with the forms of employment agreements entered into with other members of the Company’s executive leadership team. The Original Agreements expired on December 19, 2010.

Also effective January 3, 2011, the Company amended the employment agreement for Dr. Fleming, our Chief Medical Officer. The primary purposes of the Amendment were to (i) standardize the termination date of his agreement with the termination dates of the contemporaneously-executed Amended and Restated Employment Agreements for Messrs. Borne and Redman and the termination dates of the respective employment agreements for Messrs. Snow and Barfield (in each case, December 31, 2013), (ii) standardize the severance payment provisions for a termination of his employment without “Cause” or a resignation for “Good Reason,” both before and after a “Change in Control” (as such terms defined in the agreement) and (iii) adjust the minimum base salary for Dr. Fleming to $285,000 effective January 1, 2011.

On October 31, 2011, effective November 1, 2011, the Committee and the Board of Directors, upon the recommendation of the Committee, approved the employment agreement for Mr. LaBorde, who joined the Company as our President. Mr. LaBorde also serves on our Board of Directors. Under his employment agreement, the term of which runs until December 31, 2013, Mr. LaBorde is entitled to an annual base salary of no less than $475,000. As specifically contemplated by his employment agreement, on November 1, 2011, the Company granted Mr. LaBorde 36,177 shares of nonvested common stock. The shares granted vest ratably on the first, second, third and fourth anniversaries of the grant date, provided that Mr. LaBorde remains continuously employed by the Company on each such date.

As described above under the heading “Consideration of 2011 Advisory Vote on Executive Compensation,” on December 29, 2011, the Board approved an amendment to Mr. Borne’s employment agreement to remove a “modified single-trigger” severance provision.

Also on December 29, 2011, effective January 1, 2012, the Committee and the Board, upon the recommendation of the Committee, approved (i) an amendment to Mr. LaBorde’s employment agreement, changing his title to President and Chief Financial Officer, (ii) an amendment to Mr. Redman’s employment agreement, changing his title to Executive Vice President of Finance (in anticipation of Mr. Redman’s planned retirement in the first quarter of 2012) and (iii) an amended and restated employment agreement for Mr. Barfield, under which he would continue to be employed by the Company as our Chief Development Officer for an annual base salary of no less than $300,000 (a decrease from $500,000). Mr. Barfield’s salary decrease was implemented due to changes in the Company’s organizational structure and changes in its 2012 corporate development strategies.

Annual Performance-Based Incentive Compensation (Cash Bonuses)

As part of our executive compensation program, the Committee establishes annual incentive compensation performance measures for our executive officers, which performance measures are premised on our Company’s achievement of pre-determined financial or operational goals. The Committee reserves the ability to reduce (but not increase) the amounts earned as a result of a subjective annual review of the individual performance of each executive officer.

2011 Incentive Compensation (Cash Bonus) Opportunities

The “target” bonus opportunity for each executive officer is expressed as a percentage of base salary. For our Named Executive Officers: Mr. Borne—100% of base salary; Mr. Redman, Mr. Barfield and Mr. Snow—75% of their respective base salaries; and Dr. Fleming—50% of base salary. Mr. LaBorde did not participate in our 2011 incentive compensation program.

For 2011, assuming the threshold performance conditions for the award opportunity were met, each of the executive officers listed above could earn between 50% and 150% of his target opportunity based on the achievement of a pre-defined corporate performance measure, and the Committee, in its discretion, reserved the ability to reduce (but not increase) the amounts earned as a result of a subjective review of the performance of each executive officer. Threshold, target and maximum incentive opportunities were set based on our Company’s historical practices and the Committee’s desire to provide a meaningful award for achieving outstanding performance. In the course of setting the threshold, target and maximum incentive opportunities, the Consultant assisted the Committee in valuing the potential awards at target level, so that when aggregated with 2011 base salary levels and 2011 long-term incentive (equity-based) compensation opportunities at the target level, total compensation would be near peer group medians. For Messrs. Redman, Barfield and Snow and Dr. Fleming, the Committee also considered the recommendations of Mr. Borne.

For 2011, the annual incentive compensation opportunity was based on the overall corporate performance measure of earnings per share (“EPS”), as follows:

	Threshold	Target	Maximum
2011 EPS Performance Levels	$3.20	$3.35	$3.60
Incentive Earned as % of Target	50%	100%	150%

In establishing the performance levels, the Committee took into consideration challenges facing the home health and hospice industries (including projected decreases in Medicare reimbursement rates and the anticipated cost of complying with regulatory changes affecting our industry), organic growth, potential acquisition opportunities and anticipated general business opportunities and challenges. At the time the target EPS level was set, the Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort. The Committee felt it was appropriate to set EPS as the sole performance measure because it believes that EPS growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders.

Our 2011 financial results did not meet our expectations. Actual 2011 EPS performance (as adjusted) was $2.27, which was below the 2011 threshold EPS level of $3.20. Therefore, in alignment with our pay-for-performance philosophy, none of our Named Executive Officers received a cash bonus for fiscal year 2011 under our 2011 annual (cash bonus) incentive plan.

Long-Term Incentives

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives over multi-year periods. The Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation plan participants, with those of our stockholders.

Currently, all equity-based compensation is granted in accordance with the terms of our 2008 Omnibus Incentive Compensation Plan, which is a comprehensive incentive compensation plan that provides for various equity-based awards and also provides for limited cash awards.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value in both the short- and long-term;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of Named Executive Officers and other long-term incentive plan participants.

2011 Equity-Based Incentive Compensation

On March 29, 2011, effective April 1, 2011, the Committee approved a restricted stock grant to each of our Named Executive Officers (with the exception of Mr. LaBorde, who joined the Company in November 2011), as follows:

•	Fifty percent of the grant (the “Time-Vesting Only Shares”) is subject solely to time-based vesting conditions;

•	Fifty percent of the grant (the “Performance-Based Shares”) is subject to both performance-based vesting conditions (“return on capital” performance metric) and time-based vesting conditions.

The grant date value of the Time-Vesting Only Shares, the grant date value of the Performance-Based Shares (assuming target performance), as well as the “total” target grant date value of the restricted stock grant, are as shown in the table below. The “total” target grant date value for each Named Executive Officer is expressed as a percentage of base salary, as follows: Mr. Borne—250% of base salary; Mr. Redman, Mr. Barfield and Mr. Snow—150% of their respective base salaries; and Dr. Fleming—50% of base salary. These percentages were the same percentages used in our 2010 equity-based incentive compensation program. Mr. LaBorde did not participate in our 2011 incentive compensation program.

	Grant Date Value (Time-Vesting Only Shares) ($)	Grant Date Value at Target (Performance- Based Shares) ($)	Total Target Grant Date Value ($)
William F. Borne	$937,500	$937,500	$1,875,000
Dale E. Redman	$318,750	$318,750	$637,500
T.A. “Tim” Barfield, Jr.	$375,000	$375,000	$750,000
Michael O. Fleming	$71,250	$71,250	$142,500
Michael D. Snow	$412,500	$412,500	$825,000

The “total” target grant date value was set based on the Committee’s desire to provide a meaningful reward for achieving target performance. In the course of setting the threshold, target and maximum incentive opportunities, the Consultant assisted the Committee in valuing the potential awards at target level, so that when aggregated with 2011 base salary levels and 2011 cash bonus opportunities at the target level, total compensation would be near peer group medians. For Messrs. Redman, Barfield and Snow and Dr. Fleming, the Committee also considered the recommendations of Mr. Borne.

The Committee believes that a fifty/fifty split between shares subject solely to time-based vesting requirements and shares subject to both performance conditions and time-based vesting requirements, respectively, strikes an appropriate balance between executive retention goals and pay-for-performance.

50% Time-Vesting Only Shares—The Time-Vesting Only Shares vest ratably in one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, provided that the recipient has been continuously employed by the Company as of each vesting date. The number of Time-Vesting Only Shares granted was calculated by dividing the grant date value of this portion of the award (as shown in the table above) by the average closing price per share of the Company’s common stock from March 10, 2011 to April 1, 2011 ($34.69) and resulted in a grant effective April 1, 2011 of 27,026 Time-Vesting Only Shares to Mr. Borne, 9,189 Time-Vesting Only Shares to Mr. Redman, 10,811 Time-Vesting Only Shares to Mr. Barfield, 2,054 Time-Vesting Only Shares to Dr. Fleming and 11,892 Time-Vesting Only Shares to Mr. Snow.

50% Performance-Based Shares (Return on Capital Performance Metric)—For the Performance-Based Shares, there are two conditions that must be met for vesting:

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Step One: The Company’s “Actual 2011 Return on Capital” (defined below) must be at least 8.5%. If this performance goal is not met, none of the Performance-Based Shares are available for vesting under Step Two, below. If this performance goal is met, 150% of the “target” number of Performance-Based Shares is available for vesting under “Step Two,” below. The “target number” of Performance-Based Shares is calculated by dividing the grant date value of this portion of the award at “target” (as shown in the table above) by the average closing price per share of the Company’s common stock from March 10, 2011 to April 1, 2011 ($34.69), as follows: Mr. Borne (27,026 shares), Mr. Redman (9,189 shares), Mr. Barfield (10,811 shares), Dr. Fleming (2,054 shares) and Mr. Snow (11,892 shares).

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Step Two: Assuming the performance goal in “Step One” is met, between January 1, 2012 and March 31, 2012, the Committee, in its sole discretion, may elect to decrease (but not increase) the number of shares available for vesting under “Step One” in accordance with the formula described under the heading “Two-Year Return on Capital Performance Metric,” below. Whether or not adjusted under this “Step Two,” 50% of the shares available for vesting vest on April 1, 2013, and 50% of the shares available for vesting vest on April 1, 2014, provided that the recipient has been continuously employed by the Company as of each such vesting date.

“Actual 2011 Return on Capital” is the Company’s “Fiscal Year 2011 Net Operating Profit after Tax” (NOPAT) divided by the Company’s “Average Fiscal Year 2011 Invested Capital.” In calculating “Actual 2011 Return on Capital,” reference is made to the following:

•	“NOPAT” is defined as the Company’s “operating income (e.g., earnings before interest and taxes)” times “one minus the Company’s effective tax rate for the applicable fiscal year.”

•

“NOPAT” would be increased by the following non-recurring (i.e., costs that are not part of the Company’s normal revenue and expense cycle) costs: (i) expensing deferring finance costs when replacing a debt facility, (ii) non-capitalized new debt facility costs, (iii) acquisition costs that are not capitalizable and (iv) extraordinary legal costs, judgments or settlements associated with governmental investigations, shareholder class actions, shareholder derivative suits, ERISA class actions, other class or collective actions and other similar costs arising out of litigation or other proceedings outside of the ordinary course of business.

•	“Invested Capital” is the Company’s “book equity” plus “funded debt” minus “book cash.”

•

“Average Fiscal Year Invested Capital” is calculated as an average of quarterly “Invested Capital” for the each of the first, second, third and fourth quarters of the applicable fiscal year, with each quarter calculated as an average of the beginning and ending quarterly balances of each account.

Our “Actual 2011 Return on Capital” was calculable as of February 28, 2012, the date that we filed our Annual Report on Form 10-K for the year ended December 31, 2011. As noted above, our 2011 financial results did not meet our expectations. Our “Actual 2011 Return on Capital” was below the “Step One” threshold of 8.5%. Therefore, in alignment with our pay-for-performance philosophy, all Performance-Based Shares were forfeited because the threshold vesting conditions under “Step One” were not met.

Two-Year Return on Capital Performance Metric—Had an “Actual 2011 Return on Capital” of at least 8.5% been achieved, the Compensation Committee would have had the right to adjust downward the number of shares available for vesting under Step One, above, in accordance with a formula comparing the Company’s “Actual Cumulative 2011-2012 Return on Capital” (Actual 2011-2012 ROC) versus a “baseline” amount (Budgeted 2011-2012 ROC) equal to the average of the Company’s “Budgeted 2011 Return on Capital” and “Budgeted 2012 Return on Capital,” as follows:

“Actual 2011-2012 ROC” as a percentage of “Budgeted 2011-2012 ROC”	Percentage Adjustment
Less than 96.4%	All Performance-Based Shares Forfeited
96.4%	50% of “Target” Number (Column A, below)
100%	100% of Target Number (Column B, below)
106.4% or greater	150% of Target Number (Column C, below)

If “Actual 2011-2012 ROC” falls in-between 96.4% and 106.4% of the “Budgeted 2011-2012 ROC,” the percentage for adjusting the “target” number of Performance-Based Shares shall be determined by interpolation (i.e., between 50% and 150%)

	50% of the “target” number of Performance Based Shares (A)	100% of the “target” number of Performance Based Shares (B)	150% of the “target” number of Performance Based Shares (C)
William F. Borne	13,513	27,026	40,538
Dale E. Redman	4,595	9,189	13,783
T.A. “Tim” Barfield, Jr.	5,406	10,811	16,216
Michael O. Fleming	1,056	2,054	3,081
Michael D. Snow	5,946	11,892	23,783

As noted above, our “Actual 2011 Return on Capital” was below the “Step One” threshold of 8.5%. Therefore, in alignment with our pay-for-performance philosophy, 100% of the Performance-Based Shares were forfeited because the vesting conditions under “Step One” were not met.

2012 Long-Term Incentive Plan

The Committee intends to provide long-term incentive compensation opportunities for our Named Executive Officers in fiscal year 2012 in a program that provides a portion of the long-term incentive grant with solely time-based vesting conditions and a portion of the long-term incentive grant with both performance-based and time-based vesting conditions.

2011 Retention Bonuses

Effective April 1, 2011, in recognition of their contributions to our Company during fiscal year 2010 and in encouragement of their continued service to our Company, upon the recommendation of Mr. Borne and the Committee, our Board of Directors approved the award of (i) nonvested shares valued at $309,375 on the date of grant (April 1, 2011) to Mr. Snow, our former Chief Operating Officer, and (ii) nonvested shares valued at $281,250 on the date of grant (April 1, 2011) to Mr. Barfield, our Chief Development Officer. The shares awarded vest ratably in one-third installments on the first, second and third anniversaries of the date of grant, provided that the recipient remains continuously employed by us through each such vesting date. Mr. Snow forfeited this equity award when he departed the Company.

Also effective April 1, 2011, upon the recommendation of Mr. Borne and in encouragement of their continued service to our Company, the Committee approved the payment of a cash retention bonus to Mr. Snow in the amount of $103,125 and to Mr. Barfield in the amount of $93,750. Each of their respective retention bonus agreements features a “claw-back” provision whereby they would be obligated to repay all or a specified portion of the retention bonus if they were terminated for “Cause” or resigned from the Company without “Good Reason” (as such terms are defined in their respective employment agreements) prior to the first (100% of the bonus amount), second (66.67% of the bonus amount) or third (33.33% of the bonus amount) anniversaries of the retention bonus agreement.

For each of Mr. Snow and Mr. Barfield, (i) the grant date value of their April 1, 2011 nonvested share grant plus (ii) the dollar amount of their April 1, 2011 retention bonus equaled their 2010 “target” incentive plan (cash bonus) opportunity (75% of base salary), as stated in their respective employment agreements. Mr. Snow was not obligated to repay his retention bonus to the Company following his departure from the Company, as his employment was not terminated for “Cause.”

Benefits

Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this CD&A.

We maintain an aircraft to efficiently transport our employees to our multiple operating locations, many of which are not accessible via direct flight from our corporate headquarters in Baton Rouge, Louisiana. Company employees are generally not permitted to use the corporate aircraft for non-business activities. However, to the extent that the aircraft is being used for a business-related trip and there are open seats on the aircraft, we do permit the spouses of our executive officers to travel on the aircraft.

All of our executive officers were eligible to participate in our Executive Deferred Compensation Plan in 2011. The purpose of the plan is to provide each participant with an opportunity to defer receipt of a portion of his base salary, bonus and other specified types of cash compensation in accordance with his or her individual personal tax planning goals. Only certain highly-compensated upper-management level employees, including our Named Executive Officers, are eligible to participate in the plan (approximately 100 employees, based on job title). At the discretion of the Committee, we may make contributions to the plan on behalf of executive officer participants. No such discretionary contributions were made in 2011.

Stock Ownership

Certain of our executive officers participate in our Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors and our Chief Executive Officer. In an effort to more closely align their interests with those of our stockholders:

•	Each non-employee (independent) director shall own Company shares with a fair market value equal to at least three times their base annual cash retainer

•	The Chief Executive Officer shall own Company shares with a fair market value equal to at least three times his base salary

A person holding one of the titles listed above shall have five years from the date that they are elected or appointed (as applicable) to the position (or five years from the initial effective date of the Corporate Governance Guidelines, whichever date is later) to come into compliance with these ownership requirements. The initial five-year measurement period has not yet been completed, as our Corporate Governance Guidelines were adopted in April 2009.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the required multiple of base salary or annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares.

Equity Grant Practices

Annual incentive compensation is generally awarded, both to our Named Executive Officers and to other eligible employees, on April 1 (or the next day that The NASDAQ Global Select Market is open for trading after April 1 if it is closed on April 1). All Committee decisions regarding annual incentive compensation are generally made concurrently with the filing of our Annual Report on Form 10-K for the previous fiscal year.

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount of compensation paid to our executive officers that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards under those plans, other than certain time-based vesting shares and nonvested stock, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward our executive officers consistent with our compensation philosophy for each compensation element.

Our 2008 Omnibus Incentive Compensation Plan provides for qualifying performance-based compensation, including annual bonuses. The Plan allows us flexibility in structuring our executive compensation programs while maximizing the tax deductibility of awards to the benefit of the Company and our stockholders, whether they are denominated in cash or stock.

Employment Agreements

Severance and “Claw-Back” Provisions—Executive Employment Agreements

The employment agreements for our Named Executive Officers contain provisions entitling each of them to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change-in-Control,” below. These triggers for severance payments were selected in order to permit these key employees to focus on the interests of our Company and our stockholders without undue concern for their personal job security.

In return for severance benefits, our Named Executive Officers are bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as defined in their agreements. If there is a breach of these covenants (each, a “Forfeiture Event”), we are no longer obligated to make any severance payments otherwise due to them, and all unexercised stock options, nonvested stock and other nonvested equity awards are forfeited effective as of the date of the Forfeiture Event. Additionally, in the event of a breach, each agreement contains a “claw-back” provision obligating them to repay the Company any “award gain” (as defined below) realized during the six-month period prior to the occurrence of the Forfeiture Event (or, if the breach occurs after the Named Executive Officer ceases to be employed by the Company, the date of termination of their employment) and for a period of time following such date (24 months for Mr. Borne and 18 months for Messrs. Redman, Barfield and Snow and Dr. Fleming). As defined in the employment agreements, “award gain” means:

•

in respect of a given stock option exercise, the product of (X) the fair market value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date; and

•

in respect of any other settlement of any other cash bonus or equity award granted to the Named Executive Officer, the fair market value of the cash or stock paid or payable to the Named Executive Officer (regardless of any elective deferral) less any cash or the fair market value of any stock or property (other than a cash award or equity award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Named Executive Officer to us as a condition of or in connection with such settlement.

The Committee believes that these forfeiture provisions provide assurance that our business interests will be appropriately protected upon the termination of employment of a Named Executive Officer.

Severance Payment—Michael D. Snow

In connection with the termination of his employment effective October 27, 2011, Mr. Snow was eligible to receive severance payments and benefits in accordance with Section 8(c) of his employment agreement. Specifically, Mr. Snow will receive a total of $1,443,750 in cash severance payments (equal to one and one-half (1.5) times the sum of (a) his 2011 base salary ($550,000) plus (b) $412,500 (i.e., the greater of (x) an amount equal to his prior year cash bonus or (y) $412,500) ratably over a period of 18 months, taking into account payment restrictions imposed by Section 409A of the Code. In return for these severance payments, Mr. Snow is bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as defined in his employment agreement. If there is a breach of these covenants, we are no longer obligated to make any severance payments otherwise due to him. Mr. Snow’s employment agreement also contains the “claw-back” language described above.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2012 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Compensation Committee:

David R. Pitts (Chairman)

Jake L. Netterville

Peter F. Ricchiuti

Donald A. Washburn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed as signatories to the above report. During 2011:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Committee;

•

no member of the Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries (our President and Chief Financial Officer, Mr. LaBorde, resigned as a member of the Committee contemporaneously with his employment by the Company on November 1, 2011);

•	no member of the Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2011 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2011, 2010 and 2009. For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)	Total ($)
William F. Borne	2011	$750,000	$—	$1,875,000	—	$19,169	$2,644,169
Chief Executive Officer (PEO)						(5)
	2010	750,000	—	1,412,497	—	23,201	2,185,698
	2009	750,000	—	1,366,101	1,072,500	58,423	3,247,024

Dale E. Redman	2011	425,000	—	637,500	—	17,590	1,080,090
Chief Financial Officer (PFO) (Fiscal Year 2011)						(6)
	2010	425,000	—	471,250	—	23,103	919,353
	2009	411,538	—	464,478	455,813	20,765	1,352,594

T.A. Barfield, Jr.	2011	500,000	93,750	1,031,250	—	9,865	1,634,865
Chief Development Officer						(7)
	2010	471,154	—	524,992	—	10,350	1,006,496

Ronald A. LaBorde	2011	62,115	—	363,941	—	128,816	554,872
President (as of 11/1/11) and Chief Financial officer (as of 1/1/12)						(8)

Michael O. Fleming	2011	282,701	—	142,500	—	20,094	445,295
Chief Medical Officer						(9)
	2010	221,126	—	78,760	—	40,836	340,722
	2009	156,923	—	60,006	150,150	19,128	386,207

Michael D. Snow	2011	480,192	103,125	1,134,375	—	96,180	1,813,872
Former Chief Operating Officer						(10)
	2010	461,154	—	577,480	—	38,869	1,077,503

(1)

The amounts in this column reflect the retention bonus payments that were awarded on April 1, 2011 to Mr. Barfield and Mr. Snow. Additional information regarding these payments appears under the heading “2011 Retention Bonuses” in the CD&A.

(2)

The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2011, 2010 and 2009 pursuant to our 2008 Omnibus Incentive Compensation Plan. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 9 to our audited financial statements for the year ended December 31, 2011, which were included in our Annual Report on Form 10-K filed with the SEC on February 28, 2012.

In accordance with SEC rules, we are also required to separately disclose the grant date fair value, assuming “maximum” performance, for awards with performance conditions. The grant date fair values of the 2011 Long-Term (Equity-Based) Incentive Plan “Performance-Based Shares” (as described in the CD&A), assuming “maximum” performance, are as follows: Mr. Borne—$1,406,250; Mr. Redman—$478,125; Mr. Barfield—$562,500; Dr. Fleming—$106,875; and Mr. Snow—$825,000.

(3)

There can be no assurance that the grant date fair value of stock awards will ever be realized. As described further in the CD&A under the heading “2011 Equity-Based Incentive Compensation,” based on actual 2011 performance, the performance-based portions of the stock awards granted in 2011 were forfeited, and no amount was realized for these awards. The grant date fair values of the 2011 “Performance-Based Shares” (as described in the CD&A) included in the 2011 “Total” compensation column in the table above that were forfeited by the Named Executive Officers are as follows: Mr. Borne—$937,500; Mr. Redman—$318,750; Mr. Barfield—$375,000; Dr. Fleming—$71,250; and Mr. Snow—$412,500.

(4)	The amounts in this column reflect the amount earned under the annual performance-based non-equity (cash bonus) incentive compensation plan for the applicable year.
(5)

This amount consists of $6,900 in costs attributable to life insurance premiums paid by us on Mr. Borne’s behalf where we are not the beneficiary, $3,451 in costs attributable to personal use of a Company-provided automobile, $2,400 in costs attributable to Company-paid tax preparation fees for Mr. Borne, $905 in costs relating to the personal use of our Company aircraft and $5,513 for employer-paid contributions to Mr. Borne pursuant to our 401(k) Benefit Plan. The amount attributable to life insurance premiums includes payments of policy premiums that were paid in 2011. The amount reported for personal use of the aircraft is based on the incremental cost method. The incremental cost of aircraft use is calculated based on total annual costs to Amedisys of operating the Company aircraft. Annual costs include pilots’ salaries and benefits, fuel, maintenance, insurance and other miscellaneous costs. The total annual costs are divided by the annual number of flight hours flown by the aircraft to derive an average total cost per flight hour. This average total cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost.

(6)

This amount consists of $5,513 for employer-paid contributions to Mr. Redman pursuant to our 401(k) Benefit Plan and $12,077 in costs attributable to life insurance premiums paid by us on Mr. Redman’s behalf where we are not the beneficiary.

(7)

This amount consists of $5,513 for employer-paid contributions to Mr. Barfield pursuant to our 401(k) Benefit Plan, $1,202 in costs relating to the personal use of our Company aircraft and $3,150 in costs attributable to life insurance premiums paid by us on Mr. Barfield’s behalf where we are not the beneficiary. The amount reported for personal use of the aircraft is based on the incremental cost method, as described in note (5), above.

(8)

This amount consists of $128,667 of fees that Mr. LaBorde received as Director Compensation (prior to his employment by the Company on November 1, 2011) and $149 in costs attributable to life insurance premiums paid by us on Mr. LaBorde’s behalf where we are not the beneficiary.

(9)

This amount consists of $3,181 for employer-paid contributions to Dr. Fleming pursuant to our 401(k) Benefit Plan, $10,793 in costs relating to the personal use of our Company aircraft and $6,120 in costs attributable to life insurance premiums paid by us on Dr. Fleming’s behalf where we are not the beneficiary. The amount reported for personal use of the aircraft is based on the incremental cost method, as described in note (5), above.

(10)

This amount consists of $80,208 for severance, $5,513 for employer-paid contributions to Mr. Snow pursuant to our 401(k) Benefit Plan, $1,846 for stipend payments and $8,613 in costs attributable to life insurance premiums paid by us on Mr. Snow’s behalf where we are not the beneficiary.

2011 GRANTS OF PLAN-BASED AWARDS

The table below summarizes all grants of plan-based awards during the year ended December 31, 2011 to our Named Executive Officers. For additional information regarding the plan-based award grants summarized below, please refer to “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Borne
Time-Vesting Only Restricted Stock(4)	4/1/2011	—	—	—	—	—	—	27,026	$937,500
Performance-Based Vesting Restricted Stock(4)	4/1/2011	—	—	—	13,513	27,026	40,538	—	937,500
2011 Short Term (Cash Bonus) Incentive Plan	—	375,000	750,000	1,125,000	—	—	—	—	—

Dale E. Redman
Time-Vesting Only Restricted Stock(4)	4/1/2011	—	—	—	—	—	—	9,189	318,750
Performance-Based Vesting Restricted Stock(4)	4/1/2011	—	—	—	4,595	9,189	13,783	—	318,750
2011 Short Term (Cash Bonus) Incentive Plan	—	159,375	318,750	478,125	—	—	—	—	—

T.A. Barfield, Jr.
Time-Vesting Only Restricted Stock(4)	4/1/2011	—	—	—	—	—	—	19,405	656,250
Performance-Based Vesting Restricted Stock(4)	4/1/2011	—	—	—	5,406	10,811	16,216	—	375,000
2011 Short Term (Cash Bonus) Incentive Plan	—	187,500	375,000	562,500	—	—	—	—	—

Ronald A. LaBorde
Time-Vesting Only Restricted Stock(4)(5)	4/1/2011	—	—	—	—	—	—	40,749	363,941

Michael O. Fleming
Time-Vesting Only Restricted Stock(4)	4/1/2011	—	—	—	—	—	—	2,054	71,250
Performance-Based Vesting Restricted Stock(4)	4/1/2011	—	—	—	1,056	2,054	3,081	—	71,250
2011 Short Term (Cash Bonus) Incentive Plan	—	71,250	142,500	213,750	—	—	—	—	—

Michael D. Snow
Time-Vesting Only Restricted Stock(4)	4/1/2011	—	—	—	—	—	—	21,345	721,875
Performance-Based Vesting Restricted Stock(4)	4/1/2011	—	—	—	5,946	11,892	23,783	—	412,500
2011 Short Term (Cash Bonus) Incentive Plan	—	206,250	412,500	618,750	—	—	—	—	—

(1)

The amounts shown in these columns reflect future payouts of performance-based restricted stock with performance conditions set by the Compensation Committee pursuant to our 2011 Long-Term (Equity-Based) Incentive Plan. Please refer to the description of the “Performance-Based Shares” under the heading “2011 Equity-Based Incentive Compensation” in the CD&A, above, for additional information regarding the performance conditions. The award stipulates that the performance condition determination date for the Performance-Based Shares will be after the filing of the Company’s 2011 Form 10-K and prior to April 1, 2012. As of the date that the Company filed its 2011 Form 10-K (February 28, 2012), each of our Named Executive Officers forfeited the right to receive any Performance-Based Shares (the number of shares listed under the “Threshold,” “Target” and “Maximum” columns under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table, above) because we did not meet the threshold performance conditions.

(2)

The amounts shown in this column reflect the number of shares of time-vesting only restricted stock granted to each of our Named Executive Officers pursuant to our 2011 Long-Term (Equity-Based) Incentive Plan on April 1, 2011. The shares vest ratably in one-third increments on April 1, 2012, April 1, 2013 and April 1, 2014, provided that the awardee remains continuously employed by the Company through each such date. Included in this column are an additional 9,453 shares of nonvested stock granted to Mr. Snow on April 1, 2011 and an additional 8,594 shares of nonvested stock granted to Mr. Barfield on April 1, 2011 outside the terms of our 2011 Long-Term (Equity-Based) Incentive Plan. The additional shares granted to Mr. Snow and Mr. Barfield vest ratably in one-third increments on April 1, 2012, April 1, 2013 and April 1, 2014, provided that the awardee remains continuously employed by the Company through each such date. Also included in this column are 4,572 shares of nonvested stock granted to Mr. LaBorde on July 1, 2011 and 36,177 shares of nonvested stock granted to Mr. LaBorde on November 1, 2011 outside the terms of our 2011 Long-Term (Equity-Based) Incentive Plan. The 4,572 shares granted to Mr. LaBorde on July 1, 2011 were forfeited upon his employment with the Company on November 1, 2011; the 36,177 shares granted to Mr. LaBorde on November 1, 2011 vest ratably in one-fourth increments on November 1, 2012, November 1, 2013, November 1, 2014 and November 1, 2015, provided that he remains continuously employed by the Company through each such date.

(3)

The amounts shown in this column reflect the “grant date fair value” of the stock awards granted to each of our Named Executive Officers during fiscal year 2011. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 9 to our audited financial statements for the year ended December 31, 2011, as included in our Annual Report on Form 10-K filed with the SEC on February 28, 2012. There can be no assurance that the grant date fair value of stock awards will ever be realized. As described further in the CD&A under the heading “2011 Equity-Based Incentive Compensation,” based on actual 2011 performance, the performance-based portions of the stock awards granted in 2011 were forfeited, and no amount was realized for these awards.

(4)

Dividends paid with respect to restricted stock paid in (a) cash or (b) property other than the Company’s common stock or rights to acquire Company common stock shall be paid to the restricted stock award recipient in a similar manner as to other holders of our common stock. Dividends paid in (y) Company common stock or (z) rights to acquire Company common stock shall be added to and become a part of the original restricted stock award, subject to any additional performance-based or time-based vesting conditions stated therein.

(5)	Upon his employment with the Company on November 1, 2011, Mr. LaBorde forfeited 4,572 nonvested shares of common stock granted to him as a former non-employee director.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

The table below summarizes all outstanding equity awards at December 31, 2011 for our Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)(3)
William F. Borne	62,101	$24.39	12/31/2014	—	—	—	—
				65,183	$711,147	13,513	$147,427
Dale E. Redman	—	—	—	25,456	277,725	4,595	50,131
T.A. Barfield, Jr.	—	—	—	36,052	393,327	5,406	58,979
Ronald A. LaBorde	13,334	$7.46	6/30/2012
	13,334	$4.24	6/30/2013
	13,334	$22.31	6/30/2014
				36,177	394,691	—	—
Michael O. Fleming	—	—	—	3,781	41,251	1,056	11,521
Michael D. Snow	—	—	—	—	—	—	—

(1)	The contractual term of each grant of stock option awards is a ten-year period.
(2)	Market value is based on the closing price on December 30, 2011 of $10.91.
(3)

The amounts in this column include the “Threshold” number of shares of performance-based restricted stock that were granted in 2011 to each Named Executive Officer. Please refer to the description of the “Performance-Based Shares” under the heading “2011 Equity-Based Incentive Compensation” in the CD&A, above, for additional information regarding the performance conditions. As of December 30, 2011, the threshold performance conditions for the Performance-Based Shares had not been met. Thus, as of the date that the Company filed its 2011 Form 10-K (February 28, 2012), the determination date for the performance conditions, each of our Named Executive Officers forfeited the right to receive any of the Performance-Based Shares.

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS

This table below summarizes the vesting schedule for all outstanding unvested equity awards held by our Named Executive Officers as of December 31, 2011.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
William F. Borne	27,025	33% on each of 4/1/2012, 2013 and 2014
	8,773	50% on each of 4/1/2012 and 2013
	1,170	50% on each of 4/1/2012 and 2013
	11,243	100% on 4/1/2012
	9,125	100% on 4/1/2012
	7,847	100% on 4/1/2012

Dale E. Redman(1)	9,188	33% on each of 4/1/2012, 2013 and 2014
	2,982	50% on each of 4/1/2012 and 2013
	292	50% on each of 4/1/2012 and 2013
	3,400	100% on 2/21/2012
	3,823	100% on 4/1/2012
	3,103	100% on 4/1/2012
	2,668	100% on 4/1/2012

T.A. Barfield, Jr.	10,810	33% on each of 4/1/2012, 2013 and 2014
	8,594	33% on each of 4/1/2012, 2013 and 2014
	10,000	50% on each of 1/11/2012 and 2013
	3,509	50% on each of 4/1/2012 and 2013
	3,139	100% on 4/1/2012

Ronald A. LaBorde	36,177	25% on each of 11/1/2012, 2013, 2014 and 2015

Michael O. Fleming	2,054	33% on each of 4/1/2012, 2013 and 2014
	526	50% on each of 4/1/2012 and 2013
	730	100% on 4/1/2012
	471	100% on 4/1/2012

Michael D. Snow	—

(1)

Mr. Redman’s retirement on February 22, 2012 resulted in the accelerated vesting of 100% of his unvested equity awards (not subject to outstanding performance, as opposed to time-based, vesting conditions) as of that date.

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options by our Named Executive Officers during the year ended December 31, 2011 and the vesting during the year ended December 31, 2011 of nonvested stock held by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
William F. Borne	—	—	27,438	$898,046
Dale E. Redman	—	—	12,348	421,805
T.A. Barfield, Jr.	—	—	6,755	228,191
Ronald A. LaBorde	13,334	390,820	3,178	86,887
Michael O. Fleming	—	—	994	32,534
Michael D. Snow	—	—	6,930	248,619

(1)

Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.

(2)	Amount reflects the closing price of our common stock on the day of vesting multiplied by the number of shares acquired on vesting.

2011 NONQUALIFIED DEFERRED COMPENSATION

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by our Named Executive Officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2011, and the account balances on December 31, 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William F. Borne	$—	$42,978	$ (835,395)	$1,230,065
			(1)	(2)
Dale E. Redman	—	—	—	—
T.A. Barfield, Jr.	46,875	(2,842)	—	44,033
				(3)
Ronald A. LaBorde	—	—	—	—
Michael O. Fleming	—	—	—	—
Michael D. Snow	—	—	—	—

(1)	The amount in this column represents a distribution that Mr. Borne received during the first quarter of 2011.
(2)	The amount in this column represents $2,442,256 of salary or bonus that has been contributed by Mr. Borne to the plan and was noted in the Summary Compensation Tables in prior year Proxy Statements.
(3)	The amount in this column represents $46,875 of salary or bonus that has been contributed by Mr. Barfield to the plan and is noted in the Summary Compensation Table, above.

The Amedisys, Inc. Executive Deferred Compensation Plan generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of our Named Executive Officers) to defer receipt of all or a portion of their annual base salary, bonus and other types of specified cash compensation until a specified future date. A participant may choose to defer either a percentage (in a whole amount) or a specific dollar amount of his or her annual base salary or bonus (or other types of specified cash compensation) in an amount equal to up to 100% of such compensation. During the deferral period, the participant selects a deemed investment rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the plan. Deemed investment rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Our common stock is not an investment option under the plan. Deferred amounts are credited with earnings or losses based on the performance of the applicable deemed investment rates. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum or in annual installments from two to five years or (ii) a “termination distribution” in the form of a lump sum or in annual installments from two to fifteen years. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. At the time of initial enrollment into the plan, a participant may elect to receive a distribution of his or her deferred compensation as a single lump sum upon a change-in-control. Deferred compensation is also distributed upon the death or disability of the participant in accordance with plan limits.

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a description of the termination and change-in-control payment provisions included in the respective employment agreements for each of our Named Executive Officers who were employed by the Company as of December 31, 2011. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the applicable employment agreement. The terms below describe certain, but not all, triggering events that may result in termination or change-in-control payments to the Named Executive Officers.

Certain Definitions

The following definitions appear in the (i) the Amended and Restated Employment Agreement dated January 3, 2011 by and among the Company, Amedisys Holding, L.L.C. (“Holding”) and William F. Borne, as amended by the First Amendment thereto dated December 29, 2011, (ii) the Amended and Restated Employment Agreement dated January 3, 2011 by and among the Company, Holding and Dale E. Redman, as amended by the First Amendment thereto dated December 29, 2011, (iii) the employment agreement dated November 1, 2011 by and among the Company, Holding and Ronald A. LaBorde, (iv) the Employment Agreement by and among the Company, Amedisys Holding, L.L.C. and T.A. “Tim” Barfield, Jr., as amended by the First Amendment thereto dated January 3, 2011, and (v) the Employment Agreement dated July 27, 2010 by and among the Company, Holding and Michael O. Fleming, as amended by the First Amendment thereto dated January 3, 2011.

“Cause” is defined to include, among other things, willful gross neglect or misconduct, violation of our code of conduct, breach of the restrictive covenants of the employment agreement and misconduct in financial reporting.

“Good Reason” for voluntary resignation is defined as the occurrence of any of the following circumstances without the executive’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence and such notice is delivered to us within ninety days of the occurrence: (i) a material reduction in the executive’s base salary (other than in connection with a proportionate reduction in the base salaries of all similarly-situated senior level executive employees), (ii) a relocation of our corporate offices outside of a 50 mile radius from Baton Rouge, Louisiana, (iii) a material diminution of the executive’s authority, responsibilities or duties, or (iv) any material breach of the executive’s employment agreement caused by us. In addition, if there is Good Reason to resign, the resignation must occur within 150 days of the existence of the condition.

“Change in Control” is defined as (i) any person or group (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of our securities or the securities of any significant subsidiary, representing 50% or more of the combined voting power our or such subsidiary’s then outstanding securities; (ii) as a result of a contested election or the designation by a person who has entered into an agreement with us to effect a transaction with us specified in items (i), (iii) or (iv) of this definition, individuals who at the beginning of any 12-month period constitute our Board of Directors, cease to constitute at least a majority of our Board of Directors; (iii) the consummation of a merger or consolidation of us or any significant subsidiary with any other entity, other than a merger or consolidation which would result in our voting securities or the voting securities of a significant subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) the consummation of a sale or disposition of all or substantially all of our consolidated assets (other than a sale or disposition immediately after which such assets will be owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock immediately prior to such sale or disposition).

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1984.

“Earliest Payment Date” means (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that the individual’s release of claims in accordance with the employment agreement becomes irrevocable.

“Retirement” shall mean the executive’s voluntary retirement from employment with us: (i) after the age of 55, provided that the executive has been employed by us continuously for at least ten years as of the date of retirement, (ii) after the age of 60, provided that the executive has been employed by us continuously for at least five years as of the date of retirement or (iii) as approved by our Board in its sole discretion.

Amended and Restated Employment Agreement with Mr. Borne

Pursuant to his Amended and Restated Employment Agreement with us, as amended by the First Amendment thereto (the “Agreement”), Mr. Borne has agreed to serve as our Chief Executive Officer, with such duties and responsibilities as are customary for the chief executive officers of corporations of a similar size and businesses as ours and other specified duties. The term of the Agreement runs until December 31, 2013. Upon expiration of the term of the Agreement, Mr. Borne’s employment will continue on an “at will” basis; provided that if Mr. Borne is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if he were terminated without Cause or resigned for Good Reason prior to a Change in Control during the term of the Agreement (regardless of whether such termination or resignation during the “at will” employment period occurred before or after a Change in Control).

The Agreement contemplates that the parties will negotiate an amendment to the Agreement prior to the end of each calendar year, extending the term of employment for an additional year. During the course of each negotiation, which is slated to occur annually in October, the parties shall discuss Mr. Borne’s performance and may also discuss additional proposed modifications of the Agreement, with a view toward concluding such discussions, and, assuming they actually come to agreement, entering into an amendment to the Agreement prior to the end of the calendar year. However, neither party is legally obligated to actually enter into any such amendment, and any such amendment must be approved by the Compensation Committee (the “Committee”) and/or the Board.

Under the terms of the Agreement, Mr. Borne, among other things, is entitled to:

(1)	an annual base salary of not less than $750,000, subject to annual review for increase (but not decrease) by the Committee;

(2)	participate in our annual (cash bonus) incentive plan, with target and maximum award opportunities approved from year to year by the Board and/or the Committee;

(3)	be eligible for annual equity (long-term incentive) awards in the form of shares of restricted and/or non-vested Company common stock and/or securities exercisable for or convertible into shares of Company common stock (provided that no greater than 60% of the target value of any such long-term incentive award shall be subject to performance based, as opposed to tenure-based, vesting conditions, as established by the Board and/or the Committee);

(4)	participate, consistent with his rank and position, in our other compensation, pension, welfare and benefit plans and programs as are made available to our senior level executives or to our employees in general, including deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility;

(5)	reimbursement of reasonable business expenses;

(6)	payment of (or reimbursement for the payment of) the premium of a whole life insurance policy on the life of Mr. Borne, under which he shall be the owner and have the right to designate the beneficiaries, with premiums not exceeding $25,000 per year; and

(7)	use of an automobile, and reimbursement of all maintenance, insurance and gas expenses; Mr. Borne shall be entitled to a new automobile no less often than every two years. Mr. Borne will receive title to the automobile if his employment is terminated without Cause or with Good Reason.

Until the expiration of the term of the Agreement, we have agreed to use our reasonable best efforts, to the extent not inconsistent with applicable laws, rules, regulations and good governance standards, to nominate and cause the election of Mr. Borne to our Board of Directors and to the Board’s Executive Committee, if one is constituted. If, at any time during the term of the Agreement, Mr. Borne is not elected to and serving on our Board of Directors (or Executive Committee of the Board, if one is constituted), Mr. Borne is entitled to terminate the Agreement and would be entitled to the remedies provided for a termination without Cause prior to a Change in Control, which are described below.

In the event Mr. Borne’s employment is terminated due to his death, Disability (as defined in the Agreement) or Retirement (as defined in the Agreement), Mr. Borne or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. Borne as of the date of death, Disability or Retirement will immediately vest at the “target” level (provided, however, that in the case of Mr. Borne’s Retirement, awards which are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and for which performance standards have not been met will not be subject to accelerated vesting).

If Mr. Borne is terminated for Cause or if Mr. Borne voluntarily resigns without Good Reason (prior to a Change in Control), he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination, and (b) incentive awards earned in the prior year, but not yet paid.

If Mr. Borne is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(3)	continued participation in our group health plans for him and his dependents who are entitled to continuation coverage under Federal tax rules (or a monthly payment equal to our monthly subsidy for such group health plan coverage) for a period of time beginning with the calendar month that immediately follows the Earliest Payment Date and ending at the earlier occurrence of the expiration of 24 months or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer; and

(4)	an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $750,000, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 24 months beginning with the calendar month that immediately follows the Earliest Payment Date.

In the event that (x) Mr. Borne’s employment is terminated without Cause or he resigns with Good Reason within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(3)	continued participation in our group health plans for him and his dependents who are entitled to continuation coverage under Federal tax rules (or a monthly payment equal to our monthly subsidy for such group health plan coverage) for a period of time beginning with the calendar month that immediately follows the Earliest Payment Date and ending at the earlier occurrence of the expiration of 24 months or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer;

(4)	an amount equal to three times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $750,000, which amount will be paid in a lump sum following termination; and

(5)	immediate vesting (at the “target” level) of all unvested equity awards held by Mr. Borne as of the date of the Change in Control.

Mr. Borne may request that we or any successor entity to us provide financial security for payments required by the occurrence of a Change in Control. In the event any excise tax is imposed on any payments received under the Agreement that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, then such payments shall either be (i) delivered in full pursuant to the terms of the Agreement or (ii) delivered to such lesser extent as results in no portion of the payments being subject to the excise tax. The determination of whether the payments shall be delivered in full or decreased shall be made by us on the basis of which event results in the receipt by Mr. Borne of the greater net after-tax benefit, determined by reducing the present value (as determined in accordance with Section 280G of the Code) of the payments by all applicable federal, state and local taxes and the excise tax. If there is a reduction in the payments, the Agreement specifies the order in which this must be accomplished.

Mr. Borne is subject to certain restrictive covenants, including prohibitions against competition and solicitation, for 24 months following his termination. He is also subject to a standstill provision, which prevents him from acquiring any Company securities or seeking to effect a Change in Control of the Company (or assisting or working with others to effect a Change in Control of the Company) for a period of 24 months following his termination.

Both Mr. Borne and the Company are subject to arbitration for resolution of disputes arising out of the Agreement. Mr. Borne also has certain indemnity rights as described in the Agreement.

Amended and Restated Employment Agreement with Mr. Redman

Pursuant to his Amended and Restated Employment Agreement with us, as amended by the First Amendment thereto, (as referred to below, the “Agreement”), Mr. Redman agreed to serve as our Chief Financial Officer (through December 31, 2011), with such duties and responsibilities as are customary for the chief financial officers of corporations of a similar size and business as ours and other specified duties. Effective January 1, 2012, Mr. Redman transitioned into the role of Executive Vice President of Finance. He retired from the Company in February 2012. Under the terms of the Agreement, Mr. Redman was entitled to an annual base salary of no less than $425,000, subject to annual review for increase (but not decrease) by the Committee.

Prior to his retirement, the other terms and provisions of Mr. Redman’s Agreement were substantially the same as Mr. Borne’s Agreement (as described above), except that:

(1)	Mr. Redman was not entitled to the following benefits provided to Mr. Borne under his Agreement: (i) whole life insurance policy premium payments and (ii) use of an automobile, and reimbursement of all maintenance, insurance and gas expenses associated therewith;

(2)

If Mr. Redman was terminated without Cause or resigned with Good Reason, in both cases prior to a Change in Control, he would have been entitled to receive an amount equal to one and one-half (as opposed to two) times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $318,750, which amount would have been paid in substantially equal monthly installments in accordance with the our payroll practices for a period of 18 months (the “Severance Period”) beginning with the calendar month that immediately follows the Earliest Payment Date;

(3)

If Mr. Redman reached the age of 65 during the Severance Period, the monthly installment payments described under (2), above, would have ceased after the monthly installment payment for the month that includes his 65th birthday, and he would have forfeited any remaining payments;

(4)	If Mr. Redman was terminated without Cause or resigned with Good Reason, in both cases within one year of a Change in Control (or he was terminated without Cause within 90 days prior to a Change in Control), he would have been entitled to receive an amount equal to two (as opposed to three) times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his actual prior year bonus or (y) $318,750, which amount would have been paid in a lump sum following termination; he would also have been entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control;

(5)	Upon Mr. Redman’s Retirement, he was entitled to receive an amount equal to the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $318,750 which amount would be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 12 months beginning with the calendar month that immediately follows the Earliest Payment Date;

(6)	Mr. Redman had no rights in respect of membership on our Board of Directors or the Board’s Executive Committee; and

(7)	Mr. Redman was subject to the various restrictive covenants under the Agreement for a period of 18 months (as opposed to 24 months) following termination.

Employment Agreement with Mr. LaBorde

Pursuant to his Employment Agreement with us (as referred to below, the “Agreement”), Mr. LaBorde has agreed to serve as our President (effective November 1, 2011) and our President and Chief Financial Officer (effective January 1, 2012), with such duties and responsibilities as are customary for the presidents and chief financial officers of corporations of a similar size and businesses as ours and other specified duties. The term of Mr. LaBorde’s Agreement runs until December 31, 2013. Under the terms of the Agreement, Mr. LaBorde is entitled to an annual base salary of no less than $475,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. LaBorde’s Agreement are substantially the same as Mr. Redman’s Agreement (as described above), except that:

(1)	If Mr. LaBorde is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $356,250, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date.

(2)	If Mr. LaBorde is terminated without Cause or resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $356,250, which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control; and

(3)	Mr. LaBorde’s Agreement does not contain the provisions included in Mr. Redman’s agreement regarding a payment upon Retirement and reaching the age of 65 during the Severance Period (i.e., items (5) and (3), respectively, under the description of Mr. Redman’s agreement, above).

Until the expiration of the term of the Agreement, we have agreed to use our reasonable best efforts, to the extent not inconsistent with applicable laws, rules, regulations and good governance standards, to nominate and cause the election of Mr. LaBorde to our Board of Directors. If, at any time during the term of the Agreement, Mr. LaBorde is not elected to and serving on our Board of Directors, he is entitled to terminate the Agreement and would be entitled to the remedies provided for a termination without Cause prior to a Change in Control, as described above.

Employment Agreement with Mr. Barfield

During 2011, pursuant to his then-effective Employment Agreement with us (as referred to below, the “2011 Agreement”), Mr. Barfield agreed to serve as our Chief Development Officer, with such duties and responsibilities as are customary for the chief development officer of corporations of a similar size and businesses as ours and other specified duties. Prior to its amendment and restatement effective January 2, 2012, the term of Mr. Barfield’s 2011 Agreement ran until December 31, 2013. Under the terms of the 2011 Agreement, Mr. Barfield was entitled to an annual base salary of no less than $500,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. Barfield’s 2011 Agreement were substantially the same as Mr. LaBorde’s Agreement (as described above), except that:

(1)	If Mr. Barfield was terminated without Cause or resigned with Good Reason, in both cases prior to a Change in Control, he was entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $375,000, which amount would have been paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date.

(2)	If Mr. Barfield was terminated without Cause or resigned with Good Reason, in both cases within one year of a Change in Control (or he was terminated without Cause within 90 days prior to a Change in Control), he was entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $375,000, which amount would have been paid in a lump sum following termination; he was also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control; and

(3)	Mr. Barfield had (and continues to have) no rights in respect to membership on our Board of Directors.

Employment Agreement with Dr. Fleming

Pursuant to his Employment Agreement with us, as amended by the First Amendment thereto, (as referred to below, the “Agreement”), Dr. Fleming has agreed to serve as our Chief Medical Officer, with such duties and responsibilities as are customary for the chief medical officers of corporations of a similar size and businesses as ours and other specified duties. The term of Dr. Fleming’s Agreement runs until December 31, 2013. Under the terms of the Agreement, Dr. Fleming is entitled to an annual base salary of no less than $285,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Dr. Fleming’s Agreement are substantially the same as Mr. LaBorde’s Agreement (as described above), except that:

(1)	If Dr. Fleming is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $142,500, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date;

(2)	If Dr. Fleming is terminated without Cause or resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $142,500, which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control; and

(3)	Dr. Fleming has no rights in respect to membership on our Board of Directors.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments to our Named Executive Officers employed as of December 31, 2011, upon: (i) a Change in Control (as such term is defined in their respective employment agreements) of the Company without termination, (ii) a termination without Cause (as such term is defined in their respective employment agreements) or a resignation with Good Reason (as such term is defined in their respective employment agreements) prior to a Change in Control, (iii) a termination without Cause or a resignation with Good Reason following a Change in Control, (iv) Retirement (as such term is defined in their respective employment agreements), (v) death or (vi) Disability (as such term is defined in their respective employment agreements). In preparing the table, we assumed the Change in Control event, employment termination event or resignation occurred on December 31, 2011 and that the ability to receive post-termination or Change in Control payments was governed by the respective employment agreements for our Named Executive Officers in effect as of that date. See “Named Executive Officer Employment Agreement Provisions: Potential Payments upon Termination or Change in Control,” above, for additional information. The closing price per share of our common stock on December 31, 2011 was $10.91. Mr. Snow is not included in this table because he was not employed by us as of December 31, 2011. For a description of the severance payments that we have agreed to pay Mr. Snow, see the discussion under the heading “Severance Payment—Michael D. Snow” in the CD&A.

Executive	Benefits ($)(1)	Change in Control without Termination of Employment on 12/31/2011 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2011 (no Change in Control) ($)		Termination without Cause or Resignation with Good Reason on 12/31/2011 following a Change in Control ($)(2)	Permitted Retirement on 12/31/2011 ($)(3)	Disability on 12/31/2011 ($)	Death on 12/31/2011 ($)
William F. Borne
	Base Severance Payment	$—	$3,000,000		$4,500,000	$—	$—	$—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—		1,774,708	—	1,774,708	1,774,708
	Other(4)	—	89,548		89,548	—	—	—
	Total	—	3,089,548		6,364,256	—	1,774,708	1,774,708
Dale E. Redman
	Base Severance Payment	—	805,729	(5)	1,487,500	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—		391,462	—	391,462	391,462
	Other	—	—		—	—	—	—
	Total	—	805,729		1,878,962	—	391,462	391,462
T.A. Barfield, Jr.
	Base Severance Payment	—	1,312,500		1,750,000	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—		393,327	—	393,327	393,327
	Other	—	—		—	—	—	—
	Total	—	1,312,500		2,143,327	—	393,327	393,327
Ronald A. LaBorde
	Base Severance Payment	—	1,246,875		1,662,500	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—		394,691	—	394,691	394,691
	Other	—	—		—	—	—	—
	Total	—	1,246,875		2,057,191	—	394,691	394,691
Michael O. Fleming
	Base Severance Payment	—	641,250		855,000	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—		41,251	—	41,251	41,251
	Other	—	—		—	—	—	—
	Total	—	641,250		896,251	—	41,251	41,251

(1)

Upon termination of employment for any reason, in addition to any earned base severance payments listed in this table, each Named Executive Officer is entitled to unpaid base salary earned through the date of termination paid in a single lump sum within 15 days of termination. Each Named Executive Officer is also entitled any incentive awards earned as of December 31 of the prior year (but not yet paid) paid in a single lump sum within 15 days of termination; however, as of December 31, 2011, no earned incentive awards remained unpaid.

(2)	If employment is terminated without Cause within 90 days before a Change in Control, severance will be paid as if the termination were made following a Change in Control.
(3)

Based on their age and/or the number of years they have been continuously employed by us, none of our Named Executive Officers were eligible to “Retire” on December 31, 2011. As defined in their respective employment agreements, “Retirement” means the executive’s voluntary retirement from employment with us: (i) after the age of 55, provided that the executive has been employed by us continuously for at least ten years as of the date of retirement, (ii) after the age of 60, provided that the executive has been employed by us continuously for at least five years as of the date of retirement or (iii) as approved by our Board in its sole discretion.

(4)

Mr. Borne is entitled to (ii) the Blue Book value of his Company car ($39,548), title to which would be transferred to him upon termination, and (ii) payments for two years of life insurance premiums at the maximum rate of $25,000 per year.

(5)

In accordance with Section 8(c)(ii) of his employment agreement, Mr. Redman would only be entitled to 13 of the 18 monthly severance payments because he would reach the age of 65 during the 13th month of the “Severance Period” (as such term is defined in his agreement) .

DIRECTOR COMPENSATION

During 2011, all non-employee directors received a monthly retainer of $5,500 and per diem attendance fees of $2,000 per each Board of Directors meeting and each committee meeting attended in person and $1,000 per diem attendance fees for each Board of Directors meeting and each committee meeting attended via teleconference. In other words, if the full Board of Directors and the Compensation Committee each held an in-person meeting on the same day, an attendee of both meetings would receive one $2,000 fee covering both meetings.

During 2011, in addition to the other fees mentioned, (i) the Lead Director received an annual retainer of $50,000, paid monthly (Mr. LaBorde received the monthly Lead Director fee for the first ten months of 2011, and Mr. Washburn received the monthly Lead Director fee for the last two months of 2011), (ii) the Chairman of the Audit Committee received an annual retainer of $20,000, paid monthly, (iii) the Chairman of the Compensation Committee received an annual retainer of $10,000, paid monthly, (iv) the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $10,000, paid monthly and (v) the Chairman of the Quality of Care Committee received an annual retainer of $10,000, paid monthly. In addition, on July 1, 2011, each non-employee director received an equity grant valued at $125,000. The number of shares granted (4,572) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($27.34). Mr. LaBorde forfeited this equity grant when he became an employee of the Company on November 1, 2011. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by independent (non-employee) members of our Board of Directors. The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2011.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Jake L. Netterville	119,000	125,000	244,000
David R. Pitts	111,000	125,000	236,000
Peter F. Ricchiuti	108,000	125,000	233,000
Donald A. Washburn	117,333	125,000	242,333

(1)

William F. Borne, our Chief Executive Officer and Chairman of our Board of Directors, is not included in the table above as he is an employee of the Company and, therefore, does not receive any additional compensation for the services that he provides as a director. The compensation that Mr. Borne receives is included in the Summary Compensation Table. Ronald A. LaBorde, our President and Chief Financial Officer and member of our Board of Directors, is also not included in the table above as he is an employee of the Company. The compensation that Mr. LaBorde received in 2011 for the services that he provided as a non-employee director is included in the Summary Compensation Table.

(2)

The amounts shown in this column reflect the grant date fair value of nonvested stock awards granted to each of our directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 9 to our audited financial statements for the year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2012. As of December 31, 2011, each director listed above had 4,572 outstanding shares of nonvested stock, 100% of which will vest on July 1, 2012. In addition, as of December 31, 2011, our non-employee directors had outstanding stock options (all of which are fully vested) as follows: Mr. Netterville: 13,334 options outstanding; Mr. Pitts: 6,667 options outstanding; Mr. Ricchiuti: 32,786 options outstanding; and Mr. Washburn: 13,334 options outstanding.

CERTAIN TRANSACTIONS

Under our Code of Ethical Business Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty, unless there is a review by our legal department and the express consent of our Chief Executive Officer, or, in the case of directors, review by and consent of a majority of the disinterested directors. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

No transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K have occurred since January 1, 2011.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, which were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are also available on our website at http://www.amedisys.com.

Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”), to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2013 Annual Meeting between close of business on February 7, 2013 and close of business on March 8, 2013, provided however, if and only if the 2013 Annual Meeting is not scheduled to be held between May 8, 2013 and August 6, 2013, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2013 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 28, 2012. The proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2013 Annual Meeting between close of business on February 7, 2013 and close of business on March 8, 2013, provided however, if and only if the 2013 Annual Meeting is not scheduled to be held between May 8, 2013 and August 6, 2013, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our Bylaws were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are also available on our website at http://www.amedisys.com. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

5959 S. Sherwood Forest Boulevard

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials and notice. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials and notice at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials and notice, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 5959 S. Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the proxy materials or notice by notifying us in writing or by telephone at the same address or telephone numbers.

Interest of Certain Persons in Matters to be Acted Upon

Other than for any interest arising from (i) the ownership of our common stock, (ii) any nominee’s election to office, (iii) the ability of our directors and executive officers to receive awards under our 2008 Omnibus Executive Compensation Plan and (iv) the ability of our executive officers to participate in our Employee Stock Purchase Plan, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Meeting.

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne
Chairman and Chief Executive Officer

April 27, 2012

APPENDIX A

AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

1.	PURPOSE.

The purpose of the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of Amedisys, Inc., a Delaware corporation (the “Company”) and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders. Toward this objective, the Committee may grant stock options, SAR, Stock Awards, cash bonuses and other incentive awards to Employees of the Company and its Subsidiaries and Affiliates on the terms and subject to the conditions set forth in the Plan. In addition, this Plan is intended to enable the Company to effectively attract, retain and reward Outside Directors by providing for grants of Outside Director Awards to Outside Directors. No Award under this Plan (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

2.	DEFINITIONS.

2.1 “Affiliate” means any entity (other than the Company and any Subsidiary) that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of that entity or at least 20% of the ownership interests in that entity.

2.2 “Award” means any form of Option, SAR, Stock Award, Restricted Share Unit, cash bonus or other incentive award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Notice or otherwise.

2.3 “Award Notice” means a written notice from the Company to a Participant that establishes the terms, conditions, restrictions, and limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers. In the event of a conflict between the terms of the Plan and any Award Notice, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means matters which, in the judgment of the Committee, constitute any one or more of the following: (i) intoxication while on the job; (ii) theft or dishonesty in the conduct of the Company’s business; (iii) willful neglect or negligence in the management of the Company’s business, or violation of Company race or gender anti-harassment policies; (iv) violence that results in personal injury; or (v) conviction of a crime involving moral turpitude. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

2.6 “Change In Control” means the happening of any of the following:

a.	any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary, or any employee benefit plan of the Company or any Subsidiary, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

b.	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, after the transaction less than a majority of the combined voting power of the then outstanding securities of the Company, or any successor corporation or cooperative or entity, entitled to vote generally in the election of the directors of the Company, or other successor corporation or other entity, are held in the aggregate by the holders of the Company’s securities who immediately prior to the transaction had been entitled to vote generally in the election of directors of the Company; or

c.	during any period of 2 consecutive years, individuals who at the beginning of the period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during the relevant 2-year period was approved by a vote of at least 2/3 of the directors of the Company then still in office who were directors of the Company at the beginning of that period.

2.7 “Change In Control Price” means the closing price (or, if the shares are not traded on an exchange, the last sale price or closing “asked” price) per share paid for the purchase of Common Stock in a national securities market on the date the Change In Control occurs.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board, authorized to administer the Plan under Section 3 of this Plan. The Committee shall consist of not less than 2 members who shall be appointed by, and shall serve at the pleasure of, the Board. The directors appointed to serve on the Committee shall be: (i) “independent” within the meaning of the listing standards of any securities exchange or automated quotation system upon which the Common Stock is listed or quoted; (ii) “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act); and (iii) “outside directors” (within the meaning of Code Section 162(m) and its related regulations). However, the mere fact that a Committee member fails to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee if the Award is otherwise validly made under the Plan.

2.10 “Common Stock” means the $0.001 par value common stock of the Company.

2.11 “Company” means Amedisys, Inc. or any successor.

2.12 “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

2.13 “Covered Employee” means an individual who is, with respect to the Company, an individual defined in Code Section 162(m)(3).

2.13 “Director” means an individual who is, a member of the Board.

2.14 “Disability” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, a Subsidiary or Affiliate, for the Participant, whether or not that Participant actually receives disability benefits under the plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In a dispute, the determination whether a Participant has suffered a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which that Disability relates.

2.15 “Effective Date” is defined in Section 6.

2.16 “Employee” means an employee or prospective employee of the Company, a Subsidiary or an Affiliate.

2.17 “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

2.18 “Exercise Price” means the purchase price payable to purchase one Share upon the exercise of an Option or the price by which the value of a SAR shall be determined upon exercise, pursuant to Section 2.30.

2.19 “Fair Market Value” with respect to the Common Stock, as of any given date, unless otherwise determined by the Committee in good faith, means the reported closing sale price of a share of Common Stock on the automated quotation system or other market or exchange that is the principal trading market for the Common Stock, or if no sale of a share of Common Stock is so reported on that date, the fair market value of a share of Common Stock as determined by the Committee in good faith.

2.20 “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

2.21 “Incentive Stock Option” means an option to purchase Common Stock from the Company that is granted under Section 8 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. To the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

2.22 “Non-Qualified Stock Option” shall mean an option to purchase Common Stock from the Company that is granted under Section 8 or 23 of the Plan and is not intended to be an Incentive Stock Option.

2.23 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.24 “Outside Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate of the Company.

2.25 “Outside Director Award” means either a Director Option or a Director Stock Award or combination thereof awarded to an Outside Director under Section 23.

2.26 “Participant” means any individual to whom an Award has been granted by the Committee under this Plan.

2.27 “Qualified Performance-Based Award” means (i) any Option or SAR granted under the Plan, or (ii) any other Award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Measures as set forth in Section 12.

2.28 “Qualified Performance Measures” means 1 or more of the performance measures listed in Section 12.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

2.29 “Restricted Share Unit” means a bookkeeping entry used by the Company to record and account for the grant of an Award of restricted Common Stocks under Section 10 of the Plan until the Award is paid, canceled, forfeited or terminated, as the case may be.

2.30 “SAR” is an Award that shall entitle the recipient to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, a payment equal to the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

2.31 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

2.32 “Section 162(m) Cash Maximum” means $5 million.

2.33 “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

2.34 “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.35 “Section 16 Insider” means a Participant who is subject to the reporting requirements of Section 16 as a result of the Participant’s position with the Company.

2.36 “Stock Award” means an Award granted pursuant to Section 10 in the form of shares of Common Stock or restricted shares of Common Stock.

2.37 “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of 50% or more.

3.	ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to: (a) interpret the Plan; (b) establish any rules and regulations it deems necessary for the proper operation and administration of the Plan; (c) select persons to become Participants and receive Awards under the Plan; (d) determine the form of an Award, whether an Option, SAR, Stock Award, cash bonus, or other incentive award established by the Committee, the number of shares subject to the Award, all the terms, conditions, restrictions and limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Notice; (e) determine whether Awards should be granted singly, in combination or in tandem; (f) grant waivers of Plan terms, conditions, restrictions and limitations; (g) accelerate the vesting, exercise or payment of an Award or the performance period of an Award in the event of a Participant’s termination of employment or when that action or actions would be in the best interests of the Company; (h) establish such other types of Awards, besides those specifically enumerated in Section 2.2, which the Committee determines are consistent with the Plan’s purpose; and (i) take all other action it deems necessary or advisable for the proper operation or administration of the Plan. Subject to Section 20, the Committee also shall have the authority to grant Awards in replacement of Awards previously granted under the Plan or any other executive compensation plan of the Company or a Subsidiary. All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive on all persons, including the Company and Participants. The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer or to other senior officers of the Company under conditions and limitations the Committee may establish; however, only the Committee may select, grant, and establish the terms of Awards to Section 16 Insiders or Covered Employees, and only the Board shall have the authority to grant and establish the terms of awards under Section 23.

4.	ELIGIBILITY.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 23.

5.	NUMBER OF SHARES AVAILABLE.

Subject to adjustment as provided in Section 16 of the Plan, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan (including incentive stock options) during its term shall not exceed 3,962,459 shares. Any shares of Common Stock related to Awards that are settled in cash in lieu of Common Stock shall be available again for grant under the Plan. Similarly, any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the related shares or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall be available again for grant under the Plan. Further, any shares of Common Stock that are used by a Participant for the full or partial payment to the Company of the purchase price of Common Stock upon exercise of a stock option, or for withholding taxes due as a result of that exercise, shall again be available for Awards under the Plan. Finally, and notwithstanding the foregoing and subject to adjustment as provided in Section 16 of the Plan, the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan shall be increased by the number of shares of Common Stock with respect to which options or other awards were granted under either the Company’s 1998 Stock Option Plan (the “1998 Plan”) or the Directors Stock Option Plan (the “Directors Plan”) as of the record date for the meeting of stockholders to approve this Plan, but which thereafter terminate, expire unexercised or are settled for cash, forfeited or cancelled without the delivery of Common Stock under the terms of the 1998 Plan or the Directors Plan (but shall not include shares of Common Stock cancelled on settlement of options or SARs in payment of the exercise price thereof or shares of Common Stock withheld to pay taxes); and any such shares shall again be available for grant as Awards under this Plan. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 16 hereof, no Participant may receive Options, SARs, Stock Awards or Restricted Share Units under the Plan during any one calendar year under the Plan that, taken together, relate to more than 500,000 shares of Common Stock. For purposes of this limitation, forfeited, canceled or repriced shares granted to a Participant in any given calendar year shall continue to be counted against the maximum number of shares that may be granted to that Participant in that calendar year. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares. With the exception of Qualified Performance-Based Awards, which are subject to a minimum one-year vesting period, no more than 10% of the total number of shares authorized for delivery under the Plan may be granted as SARs, Stock Awards or Restricted Share Units which vest within one year after the date of grant. With respect to such Awards in excess of 10% of the Shares authorized for delivery under the Plan, the vesting period must exceed one year, with no more than one-third of the shares becoming vested at the end of each of the twelve-month periods following the date of grant.

6.	EFFECTIVE DATE; TERM.

The Plan shall become effective January 2008 (the “Effective Date”), provided that within one year of the Effective Date, the Plan shall have been approved by at least a majority vote of stockholders voting in person or by proxy at a duly held stockholders’ meeting, or if the provisions of the corporate charter, by-laws or applicable state law prescribes a greater degree of stockholder approval for this action, the approval by the holders of that percentage, at a duly held meeting of stockholders. No Awards or Outside Director Awards shall be exercisable or payable before the Plan becomes effective. This Plan shall remain in effect until terminated by action of the Board.

7.	PARTICIPATION.

The Committee shall select, from time to time, Participants from those Employees and Consultants who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is selected, the Committee shall determine the type or types of Awards to be made to the Participant and shall establish in the related Award Notices the terms, conditions, restrictions and limitations, if any, applicable to the Awards in addition to those set forth in the Plan and the administrative rules and regulations issued by the Committee.

8.	STOCK OPTIONS.

8.1 Grants. Awards may be granted in the form of Options. Options may be Incentive Stock Options, other tax-qualified stock options, or Non-Qualified Stock Options, or a combination of any of those.

8.2 Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at the times determined by the Committee. The Committee also shall determine the performance or other conditions, if any, which must be satisfied before all or part of an Option may be exercised. The price at which Common Stock may be purchased upon exercise of a stock option shall be established by the Committee, but such price shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted in the case of Incentive Stock Options when the Employee to whom the option is to be granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries (a “Ten Percent Owner”), and in the case of all Options other than Incentive Stock Options, not less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted. Each Option shall expire not later than 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Owner, not later than 5 years) from its date of grant.

8.3 Restrictions Relating to Incentive Stock Options. Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Accordingly, Incentive Stock Options may only be granted to Employees who are employees of the Company or a Subsidiary, and the aggregate market value (determined at the time the option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan or any other plan of the Company or any of its Subsidiaries) shall not exceed $100,000 (or other limit required by the Code). Except with respect to Ten Percent Owners, each Incentive Stock Option shall expire not later than 10 years from its date of grant.

8.4 Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, establish other terms, conditions, restrictions and limitations, if any, on any Option, provided they are not inconsistent with the Plan. Without limiting the generality of the foregoing, Options may provide for the automatic granting of new options (“reload options”) at the time of exercise.

8.5 Exercise. The Committee shall determine the methods by which the Exercise Price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Common Stock, or other property (including “cashless exercise” arrangements, so long as they do not in any way conflict with the requirements of applicable law), and the methods by which shares of Common Stock shall be delivered or deemed to be delivered by Participants. If, however, shares of Common Stock are used to pay the Exercise Price of an Option, those shares must have been held by the Participant for at least 6 months (or any shorter or longer period necessary to avoid a charge to the Company’s earnings for financial reporting purposes).

9.	STOCK APPRECIATION RIGHTS.

9.1 Grants. Awards may be granted in the form of SARs. The SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related Option or at any time thereafter during the term of the Option. In the case of SARs granted in tandem with Options granted prior to the grant of the SARs, the appreciation in value is the difference between the option price of the related stock option and the Fair Market Value of the Common Stock on the date of exercise.

9.2 Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related Option is exercisable, and the “exercise price” of that SAR (the base from which the value of the SAR is measured at its exercise) shall be the Exercise Price under the related Option. If a related Option is exercised as to some or all of the shares of Common Stock covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise. Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the Award, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by the exercise.

9.3 Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable in whole or in the installments and at the times determined by the Committee. Freestanding SARs shall have a term specified by the Committee, in no event to exceed 10 years. The Exercise Price of a Freestanding SAR shall also be determined by the Committee; however, that price shall not be less than 100% of the Fair Market Value on the date of grant of the Freestanding SAR of the number of shares of Common Stock to which the Freestanding SAR relates. The Committee also shall determine the Qualified Performance Measures or other conditions, if any, that must be satisfied before all or part of a Freestanding SAR may be exercised.

9.4 Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of the affected SAR if at that time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of the SAR.

9.5 Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

10.	STOCK AWARDS AND RESTRICTED STOCK UNITS.

10.1 Grants. Awards may be granted in the form of Stock Awards and Restricted Stock Units. Stock Awards and Restricted Stock Units shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine. Stock Awards shall be made in actual shares of Common Stock.

10.2 Award Restrictions. Stock Awards and Restricted Stock Units shall be subject to terms, conditions, restrictions, and limitations, if any, the Committee deems appropriate including, without limitation, restrictions on transferability and continued employment of the Participant. The Committee also shall determine the Qualified Performance Measures or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Stock Awards and Restricted Share Unit Awards.

10.3 Rights as Stockholder. During the period in which any restricted shares of Common Stock are subject to restrictions imposed pursuant to Section 10.2, the Participant to whom restricted shares have been awarded shall generally have the rights and privileges of a stockholder as to such Common Stock, , including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Notice with respect to such Common Stock; (ii) none of the Common Stock represented by the Award may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the shares of Common Stock subject to the Award shall be forfeited and all rights of the Participant to such Common Stock shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment of the Company for the entire restricted period in relation to which such shares of Common Stock were granted and unless any other restrictive conditions relating to the restricted Share Award are met. Unless otherwise provided in the applicable Award Notice, any shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Common Stock subject to restricted Share Awards shall be subject to the same restrictions, terms and conditions as such restricted Share Award including the right vote such Common Stock. Cash dividends with respect to the Common Stock subject to a restricted Share Award shall be currently paid to the Participant.

10.4 Evidence of Award. Subject to Section 10.5, any Stock Award granted under the Plan shall be evidenced by issuance of a stock certificate or certificates or, in the discretion of the Committee, through issuance of instructions to the Company’s transfer agent to issue the shares of Common Stock subject to the Award in book-entry (uncertificated) form on the books and records of the transfer agent through the Direct Registration System (“DRS”) or any successor system. Any Restricted Stock Unit shall be evidenced by an Award Notice that sets forth any other terms, conditions, restrictions and limitations, if any, established by the Committee with respect to any Restricted Stock Unit Award that are consistent with the terms of the Plan.

10.5 Delivery of Shares and Transfer Restrictions. Upon issuance of a certificate evidencing a restricted Share Award, such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Unless otherwise provided in the applicable Award Notice, the grantee shall have all rights of a stockholder with respect to the Restricted Shares Upon the issuance of a restricted Share Award in book entry form, the Company’s transfer agent shall be apprised of and shall duly note any restrictions such as those set forth above that are applicable to the restricted Share Award.

10.6 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Notice relating to the restricted Share Award or in the Plan shall lapse as to the restricted shares of Common Stock subject thereto, and either: (i) a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be; or (ii) in the event the Share Award was evidenced in book entry form, the Company’s transfer agent shall be notified of the lapse and or termination of the restrictions and to remove all references thereto in its books and records.

10.7 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a share of Common Stock. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Notice. Unless otherwise provided in the applicable Award Notice, a Participant shall receive dividend rights in respect of any vested Restricted Stock Units at the time of any payment of dividends to stockholders on the Common Stock. The amount of any such dividend right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of shares of Common Stock equal to the number of vested Restricted Stock Units then credited to the Participant. Other than pursuant to Section 15 (but no transfers for consideration shall be permitted), Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

11.	PLAN CASH BONUSES.

While cash bonuses may be granted at any time outside this Plan, cash awards may also be granted in addition to other Awards granted under the Plan and in addition to cash awards made outside of the Plan. Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom cash bonuses under the Plan shall be granted and the amount, terms and conditions of those cash bonuses. Notwithstanding anything to the contrary in this Plan, no Covered Employee shall be eligible to receive a cash bonus granted under the Plan in excess of the Section 162(m) Cash Maximum in any fiscal year; no cash bonus shall be granted pursuant to this Plan to any Covered Employee unless the cash bonus constitutes a Qualified Performance-Based Award, and no cash bonus awarded pursuant to the Plan shall be paid later than 2 1/2 months after the end of the calendar year in which such bonus was earned.

12.	PERFORMANCE GOALS FOR CERTAIN SECTION 162(m) AWARDS.

12.1 162(m) Exemption. This Plan shall be operated to ensure that all stock options and SARs granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption.

12.2 Qualified Performance-Based Awards. When granting any Award other than stock options or SARs, the Committee may designate the Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to that Award, and the Committee wishes the Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for the Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Measures, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a Subsidiary:

(1)	return on capital, equity, or assets (including economic value created),

(2)	productivity or operating efficiencies,

(3)	cost improvements,

(4)	cash flow,

(5)	sales revenue growth,

(6)	net income, earnings per share, or earnings from operations,

(7)	quality,

(8)	customer satisfaction,

(9)	comparable store sales,

(10)	stock price or total stockholder return,

(11)	EBITDA or EBITDAR,

(12)	after tax operating income,

(13)	book value per Share,,

(14)	debt reduction,

(15)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures, or

(16)	any combination of the foregoing.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Common Stock outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 12.2 to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. Measurement of the Company’s performance against the goals established by the Committee shall be objectively determinable, and to the extent goals are expressed in standard accounting terms, performance shall be measured according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in those principles after that date.

12.3 Performance Goal Conditions. Each Qualified Performance-Based Award (other than an Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Measures, together with the satisfaction of any other conditions, such as continued employment, the Committee may determine to be appropriate; however, (i) the Committee may provide, either in connection with the grant of an Award or by later amendment, that achievement of the performance goals will be waived upon the death or Disability of the Participant, and (ii) the provisions of Section 23 shall apply notwithstanding this sentence.

12.4 Certification of Goal Achievement. Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 12.3, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award, in any manner to waive the achievement of the applicable performance goal based on Qualified Performance Measures or to increase the amount payable under, or the value of, the Award, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

13.	PAYMENT OF AWARDS.

At the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property the Committee shall determine. In addition, payment of Awards may include terms, conditions, restrictions and limitations, if any, the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions.

14.	TERMINATION OF EMPLOYMENT.

If a Participant’s employment with the Company or a Subsidiary or Affiliate terminates for Cause or for a reason other than death, Disability, retirement, or any other approved reason, then, to the maximum extent allowed by applicable law, all unexercised, unvested, unearned, and unpaid Awards, including without limitation, Awards earned but not yet paid, shall be canceled or forfeited, as the case may be, unless the Participant’s Award Notice provides otherwise. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute Disability, retirement or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of a Participant’s death, Disability, retirement or termination for an approved reason.

15.	NO ASSIGNMENT.

No Awards (other than unrestricted Stock Awards) or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance; however, the Committee may (but need not) permit other transfers where the Committee concludes that transferability (i) does not result in accelerated taxation, (ii) does not cause any option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Awards. During the lifetime of the Participant no Award shall be payable to or exercisable by anyone other than the Participant to whom it was granted, other than (a) the duly appointed conservator or other lawfully designated representative of the Participant in the case of a permanent Disability involving a mental incapacity or (b) the transferee in the case of an Award transferred in accordance with the preceding sentence.

16.	CAPITAL ADJUSTMENTS.

The number and price of shares of Common Stock covered by each Award and Outside Director Award and the total number of shares of Common Stock that may be awarded under the Plan shall be proportionately adjusted to reflect any stock dividend, stock split or share combination of the Common Stock or any recapitalization of the Company. In the event of any merger, consolidation, reorganization, liquidation or dissolution of the Company, or any exchange of shares involving the Common Stock, any Award or Outside Director Award granted under the Plan shall automatically be deemed to pertain to the securities and other property to which a holder of the number of shares of Common Stock covered by the Award or Outside Director Award would have been entitled to receive in connection with any such event. The Committee shall have the sole discretion to make all interpretations and determinations required under this section to the extent it deems equitable and appropriate. It is the intent of any such adjustment that the value of the Awards or Outside Director Awards held by the Participants or Outside Directors, as the case may be, immediately following the change is the same as that value immediately prior to the change.

17.	WITHHOLDING TAXES.

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon any taxable event, the Company may elect in its discretion, and Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by withholding or having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to (and shall not exceed) the minimum statutory total tax which could be imposed on the transaction. All elections by Participants shall be irrevocable, made in writing, and signed by the Participant.

18.	REGULATORY APPROVALS AND LISTINGS.

Notwithstanding anything contained in the Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of shares of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of the shares to quotation or listing on the automated quotation system or stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of the shares under any State or Federal law or ruling of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable.

19.	PLAN AMENDMENT.

Except as provided in Section 22, the Board or the Committee may, at any time and from time to time, suspend, amend, modify, or terminate the Plan without stockholder approval; however, if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) result in repricing stock options or otherwise increase the benefits accruing to Participants or Outside Directors, (ii) increase the number of shares of Common Stock issuable under the Plan, or (iii) modify the requirements for eligibility, then that amendment shall be subject to stockholder approval; and, the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company if that approval is necessary or deemed advisable to (i) permit Awards to be exempt from liability under Section 16(b), (ii) to comply with the listing or other requirements of an automated quotation system or stock exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

20.	AWARD AMENDMENTS.

Except as provided in Section 22, the Committee may amend, modify or terminate any outstanding Award or Outside Director Award without approval of the Participant or Outside Director, as applicable; however:

a.	subject to the terms of the applicable Award Notice, an amendment, modification or termination shall not, without the Participant’s or Outside Director’s consent, as applicable, reduce or diminish the value of the Award or Outside Director Award determined as if the Award or Outside Director Award had been exercised, vested, cashed in (at the spread value in the case of stock options or SARs) or otherwise settled on the date of that amendment or termination;

b.	the original term of any stock option or SAR may not be extended without the prior approval of the stockholders of the Company;

c.	except as otherwise provided in Section 16 of the Plan, the exercise price of any outstanding stock option or SAR may not be reduced, directly or indirectly, and outstanding stock options or SARs may not be cancelled in exchange for cash or replaced by other awards or stock options or SARs with an exercise price that is less than the exercise price of the cancelled stock options or SARs, without the prior approval of the stockholders of the Company; and.

d.	no termination, amendment, or modification of the Plan shall adversely affect any Award or Outside Director Awards previously granted under the Plan, without the written consent of the affected Participant or Outside Director.

21.	GOVERNING LAW.

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable Federal law.

22.	CHANGE IN CONTROL.

Subject to the limitations set forth in this Section 22, but only if and to the extent determined by the Committee or the Board at or after the affected award or grant and subject to any right of approval expressly reserved by the Committee or the Board at the time of the determination, in case of a Change in Control, the following provisions shall apply to any Award which has not previously terminated or expired:

a.	any SAR and any stock option or Outside Director Award awarded under this Plan that is not previously vested and exercisable shall become fully vested and exercisable;

b.	the restrictions applicable to any Award which are not already vested under the Plan shall lapse, and those existing shares and awards shall be deemed fully vested;

c.	unless otherwise determined by the Board or by the Committee in its sole discretion prior to any Change in Control, the value of all vested outstanding stock options, SARs, Outside Director Awards and other Awards, shall be cashed out on the basis of the Change in Control Price as of the date the Change in Control is determined to have occurred (or other date determined by the Board or Committee prior to the Change in Control); and

d.	the Board or the Committee may impose additional conditions on the acceleration or valuation of any Award in the applicable Award Notice.

23.	AWARDS TO OUTSIDE DIRECTORS.

23.1 The independent members of the Board may provide that all or a portion of an Outside Director’s annual retainer, meeting fees and/or other awards or compensation as determined by such independent members of the Board, be payable (either automatically or at the election of an Outside Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

23.2 The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 8, 9 and 10 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the independent members of the Board.

24.	NO RIGHT TO EMPLOYMENT OR PARTICIPATION.

The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Notice or other document evidencing such Award. Participation in the Plan shall not give any Participant any right to remain in the employ, or to serve as a director, of the Company or any Subsidiary or Affiliate. he Company or, in the case of employment with a Subsidiary or Affiliate, the Subsidiary or Affiliate, reserves the right to terminate the employment of any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.

25.	NO RIGHT, TITLE OR INTEREST IN COMPANY ASSETS.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in the Participant’s name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under Section 10.3 hereof. To the extent any person acquires a right to receive payments from the Company under the Plan, those rights shall be no greater than the rights of an unsecured creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or to make payments in lieu of, or with respect to, Plan awards. However, unless the Committee determines otherwise with the express consent of the affected Participant, the existence of any such trusts or other arrangements is consistent with this “unfunded” status of the Plan.

26.	SECURITIES LAWS.

With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails so to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

27.	REQUIRED WRITTEN REPRESENTATIONS.

The Committee may require each person purchasing shares pursuant to a stock option or other award under the Plan to represent to and agree with the Company in writing that the optionee or Participant is acquiring any shares of Common Stock without a view to their distribution. The certificates for shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to stop transfer orders and other restrictions the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates to make appropriate reference to the applicable restrictions. Each Participant is responsible for fully complying with all applicable state and federal securities laws and rules and the Company assumes no responsibility for compliance with any such laws or rules pertaining to a Participant’s resale of any shares of Common Stock acquired pursuant to this Plan.

28.	NON-EXCLUSIVE ARRANGEMENT.

Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if required; and those arrangements may be either generally applicable or applicable only in specific cases.

29.	LIMITS ON LIABILITY AND INDEMNIFICATION.

The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made under the Plan in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to all other rights of indemnification they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party because of any action taken or failure to act under or in connection with the Plan or any Award granted under it, and against all amounts paid by them in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid to them in satisfaction of a judgment in that action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Committee member is liable for negligence or misconduct in the performance of his or her duties. Within 60 days after institution of any action, suit or proceeding covered by this Section 29, the Committee member must inform the Company in writing of the claim and offer the Company the opportunity, at its own expense, to handle and defend the matter.

AMEDISYS, INC.

5959 S. SHERWOOD FOREST BLVD. BATON ROUGE, LA 70816

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

1 OF 2 1 1

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NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

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THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For Withhold For All All All Except

Election of Directors

01 William F. Borne 02 Ronald A. LaBorde 03 Jake L. Netterville 04 David R. Pitts 05 Peter F. Ricchiuti

06 Donald A. Washburn

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

2 To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012.

3 To approve an amendment to the Company’s Employee Stock Purchase Plan that increases the number of shares of Common Stock authorized for issuance under the plan from 2,500,000 shares to 4,500,000 shares.

4 To approve an amendment to the Company’s 2008 Omnibus Incentive Compensation Plan that increases the number of shares of Common Stock authorized for issuance under the plan from 1,862,459 shares to 3,962,459 shares.

5 To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s 2012 Proxy Statement (Say on Pay Vote).

For Against Abstain

NOTE: THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS, FOR THE RATIFICATION OF AN AMENDMENT TO THE COMPANYS EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF ANAMENDMENT TO THE COMPANYS 2008 OMNIBUS INCENTIVE COMPENSATION PLAN, FOR THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”) AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.

For address change/comments, mark here. 0 (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners)

Date

SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

AMEDISYS, INC. Annual Meeting of Stockholders June 7, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES

SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints William F. Borne and Ronald A. LaBorde the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys Corporate Office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana, on June 7, 2012 at 12:00 p.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.

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Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side